                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Jacobs Engineering Group Inc.
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                         [LOGO OF JACOBS ENGINEERING (R)]

                                 Notice of 1999
                         Annual Meeting of Shareholders


                                Proxy Statement

                        Annual Financial Statements and
                              Review of Operations

                         JACOBS ENGINEERING GROUP INC.
                           1111 SOUTH ARROYO PARKWAY
                          PASADENA, CALIFORNIA 91105

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 9, 1999, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1. To elect three directors to hold office until the 2002 annual meeting;

2. To approve amendments to the 1989 Employee Stock Purchase Plan, including a 500,000 share increase and an extension of the Plan to March 31, 2009;

3. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 1999; and

4. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 4, 1999, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 8, 1999. The stock transfer books will not close.

                                          By Order of the Board of Directors

                                          ROBERT M. BARTON
                                          Secretary

Dated: January 4, 1999

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

         PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

                         JACOBS ENGINEERING GROUP INC.
                           1111 SOUTH ARROYO PARKWAY
                          PASADENA, CALIFORNIA 91105

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held on February 9, 1999, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 4, 1999, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 8, 1999, to the shareholders of record on the Record Date. As of the Record Date the Company had 25,641,040 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the amendments to the 1989 Employee Stock Purchase Plan described below under "2. Approval of Amendments to the 1989 Employee Stock Purchase Plan," and FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 1999, as described under "3. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting.

  For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum.

  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to instructed shares if the brokers had received their customers' instructions.

  Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  To be adopted, Proposals 2 and 3 in this Proxy Statement must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and, therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                                      AMOUNT AND
                                                      NATURE OF     PERCENT OF
                  NAME AND ADDRESS                    OWNERSHIP       CLASS
                  ----------------                    ----------    ----------
Joseph J. Jacobs..................................... 3,635,000(b)    14.18%(b)
 1111 South Arroyo Parkway
 Pasadena, California 91105

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended, and information made known to the Company.
(b) Dr. Jacobs has sole voting and dispositive power over all shares except 5,000 shares that are owned by the Jacobs Family Foundation as to which he shares voting and dispositive power.

    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                AMOUNT OF
                              COMMON STOCK      UNEXERCISED                PERCENT
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(a)  OPTIONS(b)    TOTAL      OF CLASS(c)
------------------------  --------------------- -----------  ---------    -----------
DIRECTORS (EXCLUDING
 OFFICERS):
Joseph F. Alibrandi.....            2,000           5,400       7,400          *
Peter H. Dailey.........            2,000           5,400       7,400          *
Robert B. Gwyn..........            1,000(d)        3,400       4,400(d)       *
Linda K. Jacobs.........          196,635(e)        5,400     202,035(e)     0.79%
James Clayburn LaForce..            2,625           5,400       8,025          *
Dale R. Laurance........            1,000           4,400       5,400          *
Linda Fayne Levinson....                0           2,150       2,150          *
David M. Petrone........           10,000           5,400      15,400          *
James L. Rainey, Jr. ...            1,450(f)        4,150       5,600(f)       *
NAMED EXECUTIVE OFFICERS
Joseph J. Jacobs........        3,635,000(e)          --    3,635,000(e)    14.18%
Noel G. Watson..........          176,226         188,000     364,226        1.42%
William R. Kerler.......           37,307          57,400      94,707        0.37%
Richard J. Slater.......           35,303          43,800      79,103        0.31%
Thomas R. Hammond.......            9,914          42,800      52,714        0.21%
All directors and
 executive officers
 as a group.............        4,280,542(g)      703,400   4,983,942(g)    19.44%

--------
 * Less than 0.1%
(a) Ownership is direct unless indicated otherwise.
(b) Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 25,641,040 shares of Common Stock outstanding as of January 4, 1999.
(d) Includes 1,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e) Includes 5,000 shares held by the Jacobs Family Foundation as to which Dr. Linda K. Jacobs and Dr. Joseph J. Jacobs share voting and dispositive power with the directors and other officers of such Foundation.
(f) Includes 750 shares held in a trust for the benefit of Mr. Rainey's spouse as to which Mr. Rainey shares voting and dispositive power.
(g) Includes 12,000 shares owned by five Executive Officers which are subject to certain restrictions as to transferability.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for twelve directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III presently end at the annual meetings in 2000, 2001 and 1999, respectively. Class I has four directors, Class II has five directors, and Class III has three directors.

  The nominees for Class III are to be voted upon at this annual meeting. The directors in Classes I and II will continue in office until expiration of their respective terms. The Board of Directors has nominated Dr. Joseph J. Jacobs, Dr. Dale R. Laurance and Linda Fayne Levinson for election as Class III directors for three year terms expiring at the 2002 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than three.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1999 annual meeting.

                                                                       DIRECTOR
           NAME AND POSITIONS HELD WITH THE COMPANY              CLASS  SINCE
           ----------------------------------------              ----- --------
JOSEPH J. JACOBS, Chairman of the Board and Director. Dr.
Jacobs, age 82, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957. ......................................   III    1974

NOEL G. WATSON, President, Chief Executive Officer and
Director. Mr. Watson, age 62, has been with the Company since
1965 and has been President and Chief Executive Officer of the
Company for more than the past five years. ....................     I    1986

JOSEPH F. ALIBRANDI, Director. Mr. Alibrandi, age 70, has been
Chairman of the Board and Chief Executive Officer of Whittaker
Corporation for more than five years. Mr. Alibrandi is also a director of Burlington Northern Southern Pacific Corp. and
Catellus Development Corporation. He was also a director of
BankAmerica Corporation and Bank of America, N.T.&S.A. from
April 1992 to September 1998. .................................    II    1988

THE HON. PETER H. DAILEY, Director. Mr. Dailey, age 68, is
Chairman of Enniskerry Financial, a private investment firm. He is also Chairman of the Board and a director of Fedco, Inc. He was formerly U.S. Ambassador to Ireland and Special Envoy to
NATO. Prior to government service, he was Vice-chairman of
Interpublic Group of the Dailey International Group. He is a
Director of Chicago Title and Trust, Pinkerton's, Inc.,
Sizzler, Inc. and Wirthlin Worldwide. .........................    II    1991

ROBERT B. GWYN, Director. Mr. Gwyn, age 59, is retired. He was a Managing Director of Amaryn Group, a private investment
company, from 1994 until 1998. He was President, CEO and
Chairman of the Board of Agricultural Minerals and Chemicals,
Inc., a company engaged in the fertilizer and methanol
businesses, from 1990 until 1994, when that company was sold. .    II    1995

LINDA K. JACOBS, Director. Dr. Linda K. Jacobs, age 51, is
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in
Jabara-Jacobs Associates, a consulting firm. She is a daughter
of Dr. Joseph J. Jacobs. ......................................    II    1986

WILLIAM KERLER, Executive Vice President of Operations and
Director. Mr. Kerler, age 69, has been an executive officer of
the Company since 1985. .......................................    II    1998

JAMES CLAYBURN LAFORCE, Director. Dr. LaForce, age 70, was Dean
of the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he
retired. Dr. LaForce is a director of Rockwell International
Corporation, Imperial Credit Industries, Inc., Blackrock Funds,
The Timken Company, Motor Cargo Industries, Inc., Provident
Investment Counsel Mutual Funds and Payden and Rygel Investment
Trust. ........................................................     I    1987

DALE R. LAURANCE, Director. Dr. Laurance, age 53, is the
president and a director of Occidental Petroleum Corporation where he has been an executive since 1983. Dr. Laurance is also a director of Canadian Occidental Petroleum, Ltd., Leslie's
Poolmart, Inc., the Chemical Manufacturers Association, and the
American Petroleum Institute. .................................   III    1994

                                                                        DIRECTOR
            NAME AND POSITIONS HELD WITH THE COMPANY              CLASS  SINCE
            ----------------------------------------              ----- --------
LINDA FAYNE LEVINSON, Director. Ms. Levinson, age 56, is a
Principal of Global Retail Partners, L.P., a venture capital firm that invests in early stage internet and retail companies.
Ms. Levinson served as President of Fayne Levinson Associates from 1982 until January 1998. Ms. Levinson was an executive at
Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based
merchant bank, from 1989 until 1993. From 1984 until 1987 Ms.
Levinson was a Senior Vice President of American Express Travel
Related Services Co., Inc., and from 1972 through 1981 she was at McKinsey & Co., a worldwide general management consulting firm, where she became the first woman partner in 1979. Ms.
Levinson also serves as a member of the Boards of Genentech
Inc., NCR Corporation, Administaff, Inc. and Beyond.com., Inc. .   III    1996

DAVID M. PETRONE, Director. Mr. Petrone, age 54, is Chairman of
Housing Capital Company, a real estate lending firm. He was Vice
Chairman of Wells Fargo & Co. from 1986 until March 1, 1992. He is a director of Alexandria Real Estate Equities, Inc., Spieker
Properties, Inc. and Finelite, Inc. ............................     I    1987

JAMES L. RAINEY, JR., Director. Mr. Rainey, age 69, is retired.
He was President and Chief Executive Officer of Farmland
Industries, Inc., an agricultural cooperative, from 1986 until
1991. Mr. Rainey is a director of ITEQ, Inc., Wirthlin Worldwide
and Enviro Nutrients, Inc. .....................................     I    1993

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1998 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options and awards of restricted stock under the Company's 1981 Executive Incentive Plan other than options issued under the Outside Director Stock Option provisions of that Plan. The Compensation and Benefits Committee also administers the 1989 Employee Stock Purchase Plan, and approves the employment contract between the Company and Dr. Joseph J. Jacobs. During fiscal 1998 this committee held eleven meetings. The members of the Compensation and Benefits Committee are Dr. LaForce (Chairman) and Ms. Levinson, Mr. Gwyn and Dr. Laurance.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors receive an option for 2,000 shares of common stock on the date of their first election to the Board and also receive an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year.

  The Board of Directors held nine meetings during the year ended September 30, 1998. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1998.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU GRANT THE PROXIES AUTHORITY TO VOTE FOR DRS. JACOBS AND LAURANCE AND MS. LEVINSON AS DIRECTORS.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other four most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1996, 1997 and 1998 fiscal years:

                                     ANNUAL                      LONG-TERM
                                COMPENSATION(1)                 COMPENSATION
                              -------------------- OTHER ANNUAL ------------
                                                   COMPENSATION OPTIONS/SARS
NAME                     YEAR SALARY ($) BONUS ($)    ($)(2)    (SHARES)(3)  OTHER(4)
----                     ---- ---------- --------- ------------ ------------ --------
Noel G. Watson.......... 1998  591,160    542,350      7,420      100,000     5,120
 Chief Executive Officer 1997  540,630    516,680     27,670       50,000     4,910
                         1996  516,670    453,510     28,340       60,000     4,630
Joseph J. Jacobs........ 1998  432,200    450,000        --           --        --
 Chairman of the Board   1997  432,200    400,000        --           --        --
                         1996  432,200        --         --           --        --
William R. Kerler....... 1998  370,810    340,200      3,250       12,000     5,120
 Executive Vice          1997  346,880    331,520     14,360       15,000     4,930
  President              1996  318,760    279,790     14,360       15,000     4,630
Richard J. Slater....... 1998  297,040    219,740      2,430       59,000     5,160
 Executive Vice          1997  271,320    194,470      9,870       10,000     4,930
  President              1996  254,670    167,660     10,220       10,000     4,630
Thomas R. Hammond....... 1998  294,850    218,230      1,230       59,000     5,000
 Executive Vice          1997  265,880    190,570      4,940       10,000     5,660
  President              1996  239,590    157,730      4,890       10,000     4,750

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").
(2) These amounts represent interest credited to the employees' deferred compensation account balance under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Plan.
(4) Consists solely of Company contributions to the 401(k) Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The Company's 1981 Executive Incentive plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1998 to the only Named Executive Officers who were granted options that year. No stock appreciation rights have been granted to date.

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                            MARKET                ASSUMED ANNUAL RATES OF STOCK
                                                 EXERCISE  PRICE ON             PRICE APPRECIATION FOR OPTION TERM
                           OPTIONS    PERCENTAGE  OR BASE   DATE OF                         (10 YRS.)
                           GRANTED     OF TOTAL    PRICE     GRANT   EXPIRATION -----------------------------------
NAME                     (SHARES) (1)    (2)     ($/SHARE) ($/SHARE)    DATE    0% ($)    5% ($)        10% ($)
----                     ------------ ---------- --------- --------- ---------- ------ ------------  --------------
Noel G. Watson..........   100,000      17.32%    31.938    31.938   26-Mar-08    --      2,008,530       5,090,010
William R. Kerler.......    12,000       2.08%    31.938    31.938   26-Mar-08    --        241,020         610,800
Richard J. Slater.......     9,000       1.56%    31.938    31.938   26-Mar-08    --        180,770         458,110
                            50,000       8.66%    28.563    28.563   10-Aug-08    --        898,140       2,276,060
Thomas R. Hammond.......     9,000       1.56%    31.938    31.938   26-Mar-08    --        180,770         458,110
                            10,000       1.73%    24.278    24.278   10-Aug-08    --        152,680         386,930
                            50,000       8.66%    28.563    28.563   10-Aug-08    --        898,140      2,2760,060
Gain for all shareholders (based on 25,612,770 shares outstanding at September 30,
 1998, and a September 30, 1998 closing price of $31.000 per share)................... $499,339,740  $1,265,424,930
                                                                                       ============  ==============
Gain to Named Executive Officers as a percent of total gain to all shareholders.......         0.95%           0.95%
                                                                                       ============  ==============

-------
(1) All grants were non-qualified options pursuant to the 1981 Plan.
(2) Calculation based upon grants of options for 577,500 shares during fiscal
    1998

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION SAR VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1998 by the Named Executive Officers and the value of their unexercised options of September 30, 1998. All options were granted under the 1981 Executive Incentive Plan. The Company has not granted any stock appreciation rights.

                                                                          VALUE OF UNEXERCISED
                                      TOTAL     NUMBER OF UNEXERCISED         IN-THE-MONEY
                           SHARES     VALUE    OPTIONS AT FYE (SHARES)     OPTIONS AT FYE ($)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
   NAME                   EXERCISES    ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ----------- -------- ----------- ------------- ----------- -------------
Noel G. Watson..........   24,000    341,760    146,000      200,000      820,693      624,750
William R. Kerler.......   16,000    213,840     57,400       40,600      456,155      199,387
Richard J. Slater.......       --         --     43,800       80,200      335,443      279,787
Thomas R. Hammond.......    3,500     50,059     42,800       88,200      273,125      319,644

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

  --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

  --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

  --To provide an incentive for continued service and future performance through the use of stock options.

  --To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's Thrift Savings Retirement ((S) 401(k)) Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 1998 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee also considered a study by an outside compensation and benefits consulting company that it had commissioned. The consulting company reviewed the compensation and benefits of the Company's executive officers against two peer groups that were developed by the consulting company: an industry peer group and a peer group with market capitalization levels between $800 million and $1.2 billion. The consultants concluded that the industry peer group would provide information regarding the competitive pay structure of the Company's direct competitors, while the market capitalization peer group would provide information regarding the competitive pay structure for companies employing similar resources.

  The consultants approached their analysis using two methods: First, they compared the Company's top five officers (ranked by total cash compensation) to the top five officers in the industry and market capitalization groups. Second, they compared the compensation levels of the CEO and the Executive Vice President of Operations to the top two positions in both the industry and market capitalization groups, and the remaining executive officers of the Company to the fifth highest paid position in both peer groups. Lastly, the consultants compared the compensation levels of all of the Company's executive officers to certain published survey information.

  Mr. Watson's base salary for 1998 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1998.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2003, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  Stock Options. In determining stock option awards to executive officers for 1998 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by three of the largest competitors of the Company that are public companies (Fluor, Foster Wheeler and Morrison-Knudsen) to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for 1998 was determined by the Committee in the same manner as the option grants to the other executive officers. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation and to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 1999 will not result in any loss of tax deductions for the Company. It is the Committee's intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision as they are finalized to determine whether any program changes are appropriate.

                                          JAMES CLAYBURN LAFORCE, Chairman
                                          ROBERT B. GWYN
                                          DALE R. LAURANCE
                                          LINDA FAYNE LEVINSON

              ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION
                COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

                              PERFORMANCE GRAPHS

  The following graphs show the changes over the past five- and ten-year periods in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). For each graph, the investments are assumed to have occurred at the beginning of each period presented.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX, AND
                 THE DOW JONES HEAVY CONSTRUCTION GROUP INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                CUMULATIVE TOTAL RETURN
                                       -----------------------------------------
                                        9/93   9/94   9/95   9/96   9/97   9/98
                                       ------ ------ ------ ------ ------ ------
Jacobs................................ 100.00 104.84 106.99  96.77 131.72 133.33
S&P 500............................... 100.00 103.69 134.53 161.89 227.37 247.93
Dow Jones Heavy Construction.......... 100.00 111.36 120.76 129.53 133.58  95.29

               COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*
         AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX, AND
                 THE DOW JONES HEAVY CONSTRUCTION GROUP INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]

                          9/88   9/89   9/90   9/91   9/92   9/93   9/94   9/95   9/96   9/97   9/98
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Jacobs.................. 100.00 122.15 184.81 559.49 589.87 470.89 493.67 503.80 455.70 620.25 627.85
S&P 500................. 100.00 133.01 120.71 158.34 175.83 198.69 206.02 267.30 321.66 451.76 492.63
Dow Jones Heavy
 Construction........... 100.00 137.12 136.91 164.52 169.75 172.72 192.35 208.59 223.72 230.73 164.59

-------
 * The cumulative total return information used to prepare the preceding graphs was provided by Research Data Group, Inc.

2. APPROVAL OF AMENDMENTS TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN

  There will be presented to the meeting a proposal to approve the 1989 Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan") as it has been amended by action of the Board of Directors. These amendments include an extension of the termination date of the Stock Purchase Plan to March 31, 2009 and an increase in the number of shares reserved for the Stock Purchase Plan of 500,000 shares of Common Stock. The complete text of the Stock Purchase Plan reflecting all amendments approved by the Board of Directors will be found in Exhibit I to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit I.

  The Stock Purchase Plan was originally adopted by the Board of Directors on December 15, 1988, and by the shareholders on February 14, 1989. When the Stock Purchase Plan was adopted in 1989 the shareholders reserved 200,000 shares of Common Stock. The 200,000 shares was subsequently increased by two two-for-one stock splits to 800,000 shares. In 1992 the shareholders approved an increase in the number of shares reserved for the Plan of 606,777 shares, and in 1996 the shareholders approved an additional increase in the number of shares reserved for the Plan of 1,500,000. As a result, a total of 2,906,777 shares has been reserved for the Stock Purchase Plan. Of these shares a total of 2,213,811 shares has been purchased by employees. The amended Plan being presented to the shareholders reflects the addition of 500,000 shares to the reserve, and shows a total of 692,966 shares reserved for the Plan.

PURPOSE OF THE PLAN

  The Board of Directors believes that the opportunity for all eligible, full-time employees to acquire shares of common stock of the Company through participation in the Stock Purchase Plan provides an important incentive to the employees of the Company and that the Stock Purchase Plan assists the Company in attracting new employees.

ADMINISTRATION

  The Stock Purchase Plan is administered by Compensation and Benefits Committee of the Board of Directors (the "Committee"). The members of the Committee must be directors who are not eligible to receive options under the Stock Purchase Plan or awards of stock, stock options or stock appreciation rights under any other plan of the Company other than automatic option grants under the Outside Director Stock Option Plan, and who have not been eligible to receive such options or other awards for at least one year prior to their service on the Committee. The Committee is authorized to construe and interpret the Stock Purchase Plan, to prescribe rules and regulations for its administration and to take any other necessary action in relation to the Plan.

ELIGIBILITY

  All employees of the Company and its domestic subsidiaries and all employees of any foreign subsidiaries designated from time to time by the Board of Directors, except employees who normally work fewer than 20 hours each week or five or fewer months during any fiscal year and employees who have completed less than one year of service with the Company or a participating subsidiary, receive options under the Plan. Any employee who would own five percent or more of the common stock immediately after an option is granted will not be eligible to receive options. At January 1, 1999 approximately 10,500 employees were eligible to receive options under the Stock Purchase Plan.

TERMS OF OPTIONS

  The Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock from the Company by electing to exercise options to purchase common stock. These options are granted in the form of successive six-month options on March 1 and September 1 of each year. An employee may exercise an option in amounts based upon a percentage of his or her salary or wages ranging from 2% to 15% of basic compensation. An employee may elect to participate or not to participate on each March 1 and September 1 commencement date. The Company will make withholdings from the employee's salary or wages during the six-month term of the option, and the employee's purchases of the shares are effected without any further action on the part of the employee at the completion of the six-month period. If an employee ceases to be an employee for any reason during any six-month period, then that employee's option will immediately terminate, and the Company will refund to the employee, or the employee's designated beneficiary in the case of the employee's death, the full amount of all withholdings without interest.

  The price at which shares may be purchased is the lesser of 90% of the fair market value of the common stock on the first day of a six-month term of each option that is exercised, or 90% of the fair market value of the common stock on the last day of the six-month term of the option. However, as amended, the Plan now permits the Committee, if it deems such change desirable and in the best interests of the Company, to approve a price equal to the fair market value of the shares on the last day of the six month option periods multiplied by a percentage figure of from 85% to 100% as selected by the Committee.

  The fair market value for the purpose of these formulas is the closing price of the common stock as reported in the New York Stock Exchange Composite Transactions report for the relevant date. The maximum fair market value of common stock that an employee may purchase under the Stock Purchase Plan in any calendar year is $25,000.

AMENDMENT AND TERMINATION

  The Board of Directors may at any time amend or terminate the Stock Purchase Plan, except that no such amendment may be made without the approval of the shareholders if it would increase the number of shares of common stock authorized to be issued under the Stock Purchase Plan, materially increase the benefits accruing to employees under the Stock Purchase Plan, materially modify the requirements as to eligibility for participation or withdraw administration of the Stock Purchase Plan from the Committee.

  As amended, the Stock Purchase Plan will terminate on March 31, 2009, unless the Board of Directors terminates the Stock Purchase Plan at an earlier date or the shares reserved for the Stock Purchase Plan are exhausted, and the shareholders do not vote to reserve additional shares for it.

FEDERAL TAX CONSEQUENCES

  The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, which provides that an employee does not have to pay any federal income tax either when he or she elects to exercise an option under such a stock purchase plan, or when the six-month option period ends and the employee receives shares of common stock of the Company. The employee is, however, required to pay federal income tax on any gain realized on the sale of the shares, as described below.

  If the employee has owned shares purchased through the Stock Purchase Plan for more than one year and disposes of them at least two years after the commencement date of the six-month option term of the option pursuant to which they were purchased, then the employee will be taxed as follows: If the sale price is greater than the price paid under the Stock Purchase Plan, then the employee will recognize ordinary income in an amount equal to the lesser of
(i) the excess of the market price of the shares on the date the offering commenced over the price paid, or (ii) the excess of the sale price over the price paid. Any further gain is treated as a long-term capital gain.

  If the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the Stock Purchase Plan, then the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price.

  If the employee sells the shares before he has owned them for more than one year or before the expiration of the two-year period commencing on the date the option period commenced, then the employee will recognize ordinary income on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase, and the Company will receive a deduction for federal income tax purposes for the same amount. The employee will recognize a long-term capital gain or loss on the difference between the sale price and the fair market value on the date of purchase.

  If the employee still owns shares purchased under the Stock Purchase Plan at the time of death, the employee's estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (ii) ten percent (10%) of the fair market value of the shares on the commencement date of the six month option period during which the shares were acquired.

ADJUSTMENTS OF OPTIONS

  In the event of a stock split, stock dividend, merger or other like recapitalization or reorganization the Board of Directors is required to make appropriate and proportionate adjustments in the maximum number of shares subject to the Plan and the price per share subject to outstanding options, or, in the event of a merger or reorganization, the substitution of shares in any successor corporation for common stock of the Company.

CHANGE OF CONTROL OF THE COMPANY

  As amended, the Plan now provides that the purchase of shares being paid for pursuant to the exercise of options under the Plan will be accelerated if the Company were to be acquired by merger or sale of all or substantially all of its assets or outstanding stock (a "change of control"). If a change of control were to occur, then on the effective date of the change of control all amounts withheld from the compensation of employees who had exercised options under the Plan would be used to purchase shares of common stock at a price equal to 90% of the lower of (i) the fair market value of the shares on the first day of the option period during which the change of control occurs and
(ii) the fair market value of the shares immediately prior to the effective date of the change of control. However, in no event will the clause (i) fair market value be less than the fair market value per share on the commencement date of the six month option period in which the change of control occurs.

CURRENT ACCOUNTING TREATMENT

  The issuance of common stock under the Stock Purchase Plan will not, under current generally accepted accounting principles, result in a direct compensation expense chargeable against the reported earnings of the Company. However, the Company must disclose in pro-forma statements to its financial statements the impact that the options granted under the Stock Purchase Plan would have upon the reported earnings of the Company if the value of the options were treated as compensation expense.

STOCK ISSUANCES PURSUANT TO THE STOCK PURCHASE PLAN

  The table below shows, as to each Named Executive Officer named in the Summary Compensation Table, above, all executive officers as a group and all employees who are not executive officers, as a group, the number of shares purchased under the Stock Purchase Plan between September 1, 1997 and August 31, 1998, the most recent purchase date under the Plan, and the weighted average purchase price paid per share.

                   EMPLOYEE STOCK PURCHASE PLAN TRANSACTIONS

                                             SHARES PURCHASED DURING THE YEAR
                                             ---------------------------------
                                                      AS A PERCENTAGE WEIGHTED
                                                       OF THE TOTAL   AVERAGE
                                                         NUMBER OF    PURCHASE
                                                          SHARES       PRICE
                    NAME                     NUMBER      PURCHASED      ($)
                    ----                     -------  --------------- --------
Noel G. Watson..............................       0              0         0
 Chief Executive Officer
William R. Kerler...........................       0              0         0
 Executive Vice President of Operations
Joseph J. Jacobs............................       0              0         0
 Chairman of the Board
Richard J. Slater...........................       0              0         0
 Executive Vice President of Operations
Thomas R. Hammond...........................     464   Less than 1%    $24.78
 Executive Vice President of Operations
All current Executive Officers as a group
 (19 persons)...............................   1,573    Less than 1%   $24.78
All employees as a group, including all
 officers who are not Executive Officers
 (1,643 persons)............................ 302,514            100%   $24.78

  Since the adoption of the 1989 Employee Stock Purchase Plan, persons who were Executive Officers at any time during that period purchased a total of 19,546 shares of stock through the Plan, at an average price of $19.45 per share. This includes purchases by individuals prior to their becoming Executive Officers, as well as Executive Officers who are no longer with the Company. The 19,546 shares is less than 1% of the 2,213,811 total shares purchased by all employees of the Company during this period.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDED 1989 EMPLOYEE STOCK PURCHASE PLAN.

3. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 1999. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the shareholders at the 2000 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1999.

4. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                 SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1998 except that Dr. Linda K. Jacobs filed a Form 4 one day late.

                              EXECUTIVE OFFICERS

  For information about the Executive Officers of the Company, see Exhibit II to this Proxy Statement.

                            SHAREHOLDERS' PROPOSALS

  Under the bylaws of the Company shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders' meeting at which they wish a nomination to be considered. The last day for shareholders to submit nominations for the annual meeting on Tuesday, February 8, 2000 will be December 10, 1999. Nominations must include certain information concerning the nominee and the proponent's ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

  Proposals other than nominations for consideration at the annual meeting of shareholders on February 8, 2000 must be submitted to the Company no later than November 24, 1999.

  However, in order to be included in the Company's proxy statement and proxy relating to the annual meeting of shareholders on February 8, 2000, proposals of shareholders must be received by the Company no later than September 6, 1999.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  Appendix A to the Notice of Annual Meeting to which this Proxy Statement is attached contains the Annual Financial Statements and Review of Operations of the Company. A copy of the Company's Summary Annual Report for the year ended September 30, 1998, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AT ITS WEB SITE: HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR?0000052988. THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE OR SHE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON JANUARY 4, 1999. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                              Investor Relations
                         Jacobs Engineering Group Inc.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

  Neither the Summary Annual Report, Appendix A nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          ROBERT M. BARTON
                                          Secretary

Pasadena, California
January 4, 1999

                                                                      EXHIBIT I

                         JACOBS ENGINEERING GROUP INC.

                       1989 EMPLOYEE STOCK PURCHASE PLAN

                           (AS AMENDED AND RESTATED)

  1. Purposes of the Plan.

  This Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by employees of Jacobs Engineering Group Inc. (the "Company") and certain subsidiaries of the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

  2. Administration.

  The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not less than three (3) members of the Board. Unless and until its members are not qualified to serve on the Committee pursuant to the provisions of the Plan, the Compensation and Benefits Committee of the Board shall function as the Committee. Members of the Committee shall be members of the Board who are not eligible to participate under the Plan or any other plan of the Company or its affiliates authorizing discretionary grants or awards of stock, stock options or stock appreciation rights and who have not been eligible to so participate for at least one (1) year prior to service as an administrator of the Plan. Eligibility requirements for members of the Committee shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan except as otherwise provided in this Plan. The Committee is authorized to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations for the administration of the Plan, and to take any other action in connection with the administration of the Plan and Options granted hereunder that it deems proper.

  3. Grant of Options.

  (a) The Company shall grant to all Eligible Employees Options ("Options") to purchase Common Stock of the Company ("Shares") in accordance with this Plan. All employees granted Options under the Plan shall have the same rights and privileges.

  (b) The Options granted under this Plan shall be granted effective only on the first day of a six-month election period referred to in Paragraph 5 of the Plan ("Election Period"). No Option shall be treated as granted prior to the first day of such Election Period.

  4. Eligible Employees.

  (a) The employees eligible to receive Options under the Plan ("Eligible Employee") shall be all employees of the Company and all corporations that now are or hereafter become domestic United States subsidiary corporations (as defined in Section 424(f) of the Code) and all employees of any foreign subsidiary corporation designated from time to time by the Board of Directors. The Board of Directors of the Company may change the designation of the subsidiaries participating in the Plan ("participating subsidiaries") at any time.

  (b) However, the following employees shall not be Eligible Employees under the Plan:

    (i) Employees who normally work fewer than 20 hours per week;

    (ii) Employees who normally work five or fewer months during the fiscal year of the Company;

    (iii) Employees who have completed less than one year of employment by the Company or a participating subsidiary of the Company; and

    (iv) Employees who are not actively employed by the Company at the beginning of a six month Election Period, including employees who are on disability leave or leave of absence.

  (c) Employees of participating subsidiaries that have become subsidiaries by reason of having been acquired by the Company or a subsidiary and companies that have been merged with the Company or a subsidiary shall, in the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company.

  (d) Any employee who would own more than five percent of the Common Stock in the Company immediately after an Option under this Plan is granted shall also be excluded from eligibility. Stock that the employee may purchase under all outstanding stock options granted to him by the Company shall be treated as stock owned by the employee for such purposes, even though the option is not presently exercisable.

  5. Exercise of Option.

  (a) An Eligible Employee may exercise his or her Option to acquire Common Stock by completing a Payroll Deduction Authorization Form in such form as shall have been approved from time to time by the Committee. The election to exercise the Option shall be effective for a six month election period. The six-month Election Periods shall be from September 1 to February 28/29, and from March 1 to August 31 of each year. An Eligible Employee's election to participate in this Plan shall be irrevocable during each Election Period.

  (b) Eligible Employees who have elected to exercise their Options for any Election Period are sometimes referred to as "Participants" in this Plan.

  (c) In no event may an Option be exercised later than the period of time specified in Section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraph 12, an Option shall be treated as exercised on the last day of the six-month Election Period.

  6. Payment of Purchase Price.

  (a) Each Participant shall pay for the stock subject to his or her option with after-tax salary reduction contributions. The Company shall reduce each Participant's salary or wages by any whole percentage from 2% to 15% of basic compensation. A Participant's basic compensation shall include only regular fixed basic compensation, and shall not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution.

  (b) Each Participant shall specify the amount of salary reduction on a Payroll Deduction Authorization Form to be furnished by the Company. The salary reduction contributions shall continue throughout the six-month Election Period.

  (c) The Company shall begin salary reductions during the pay periods as close as practicable to each March 1 and September 1 of each year and shall cease such reductions during the pay periods as close as practicable to each February 28/29 and August 31 of each year.

  (d) As soon as practicable after the end of each six-month Election Period, the Company shall issue to the Participants who have exercised their Options Common Stock of the Company at the prices specified in Paragraph 8 of this Plan. The number of Shares purchased shall be based upon the aggregate amount of salary reduction contributions during the six-month Election Period plus any excess contributions carried forward from any previous Election Period. No interest shall accrue on the salary reduction contributions.

  7. Fractional Shares.

  The Company shall not issue or transfer fractional Shares under the Plan. In the event that the amount of salary reduction contributions of any employee is not exactly equal to the purchase price for a whole number of Shares, then any excess amount shall be used to purchase additional Shares during the next six-month Election Period, or refunded to the Participant without interest if the Participant is not, for any reason, a Participant in the Plan during the next six-month Election Period.

  8. Purchase Price.

  (a) The purchase price for the Shares shall be the lower of (a) 90% of the fair market value of the Shares on the first day of a six-month Election Period for which an Option has been exercised, or (b) 90% of the fair market value of the Shares on the last day of such Election Period; provided, however, that the Committee may at such time as it deems such change desirable and in the best interests of the Company, approve, in lieu of the foregoing formula for determining the exercise price of Options under this Plan, the fair market value of the Shares on the last day of the Election Period multiplied by any percentage figure from 85% to 100% as selected by the Committee. Such approval may be for one or more Election Periods and shall remain in effect until changed by the Committee.

  In no event, however, may the Committee select a purchase price that would be lower than that allowed under Section 423(b)(6) of the Code or any successor section.

  (b) The fair market value for such purposes shall be the closing price of the Shares on the composite transactions report of the national securities exchange on which the Shares are then listed for the day on which the value is to be determined. If such date is a Saturday, Sunday, legal holiday or other date on which such exchange is closed, then the fair market value shall be determined as the closing price on the first immediately preceding trading date.

  9. Stock Subject to the Plan.

  The total number of Shares of Common Stock authorized to be issued under this Plan is 3,406,777 Shares, subject to adjustment as provided in Paragraph
17. These Shares may be authorized but unissued Shares, or issued Shares which have been reacquired by the Company from any person.

  10. Maximum Amount of Option Stock.

  (a) The maximum fair market value of Shares that an employee may accrue the right to purchase under the Plan and any other employee stock purchase plan of the Company or any subsidiary in any calendar year may not exceed $25,000 or such greater amount as Section 423(b)(8)(C) of the Code, or any successor section, may hereafter allow. The fair market value of the Shares for such purposes shall be determined on the first day of each six-month Election Period.

  (b) The maximum number of Shares that a Participant may purchase for any six-month Election Period shall be determined on the first day of each Election Period. The maximum number shall be determined by dividing 15 percent of total salary or wages to be earned by each Participant during the six-month Election Period (based on the assumption that the Participant's basic compensation does not change after the first day of the Election Period) by an amount equal to 90% of the fair market value of the Shares on the first day of the Election Period.

  (c) Any excess withholdings shall be refunded to the Participant without interest.

  11. Restrictions on Transferability.

  A Participant may not transfer an Option other than by will or the laws of descent and distribution. Only the Participant may exercise an Option during his lifetime.

  12. Termination of Employment.

  In the event that a Participant ceases to be employed by the Company or a participating subsidiary for any reason, including death, disability, retirement or voluntary or involuntary termination, then the Participant's rights under the Plan shall terminate. Except as provided in Paragraph 13, below, the Company shall refund to the Participant without interest the salary reduction contributions made by the Participant during the Election Period in which termination occurs.

  13. Designation of Beneficiary.

  (a) Participant may file, in a manner prescribed by the Committee, a written designation of a beneficiary who is to receive any Shares or cash under this Plan in the event of such participant's death. If a Participant's death occurs subsequent to the end of an Election Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of cash shall be delivered to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Company receives notice of such Participant's death the Participant's Option shall terminate. If a Participant's death occurs at any other time, the balance of such Participant's contributions shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant's death and such Participant's Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

  (b) Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee. If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, then the Participant's surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

  14. Rights as a Stockholder.

  No Participant shall have any rights as a stockholder as to Shares being purchased during any six-month Election Period until after the end of such six-month Election Period when the Common Stock has actually been issued to the Participant. No adjustment shall be made or additional amount paid as a result of dividends or other rights for which the record date is prior to the date of such issuance.

  15. Listing, Registration and Qualification of Shares.

  The issuance of Shares under this Plan shall be subject to applicable securities and other laws, including listing of the Shares on all stock exchanges on which the Shares may be, from time to time, listed and the registration of the Shares and Options under the Securities Act of 1933.

  16. Term of the Plan.

  The term of the Plan shall be for a period commencing on March 1, 1989 and ending on March 31, 2009.

  17. Amendments.

  (a) The Board may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, from time to time and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Plan under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the stockholders of the Company; provided, however, that no action shall be taken without the approval of the stockholders of the Company to increase the number of Shares of Stock on which Options may be granted, or materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, or withdraw administration from the Committee, or permit any person while a member of the Committee to be eligible to receive, other than pursuant to a non-discretionary formula plan, a grant or award of a stock option, a stock appreciation right or other equity security of the Company. Without limiting the foregoing, the Committee may make amendments or adopt rules and procedures applicable or inapplicable only to Participants who are subject to Section 16 of the 1934 Act.

  (b) No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options affected thereby.

  (c) This Plan is intended to comply with all applicable requirements of Rule 16b-3 or its successors under the 1934 Act, insofar as participants subject to
Section 16 of that Act are concerned. To the extent any provision of the Plan does not so comply, and cannot for any reason be amended by the Board, the provision shall, to the extent permitted by law and deemed advisable by the Committee, be deemed null and void with respect to such participants.

  18. Adjustments for Changes in Common Stock.

  (a) In the event of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar event, the Board shall make appropriate and proportionate adjustments, including the substitution and issuance of securities of any successor corporation for the Shares of the Company to be issued under the Plan, to the maximum number of Shares subject to the Plan, and the price per share subject to outstanding Options.

  (b) If the Company is acquired by merger or sale of all or substantially all of the Company's assets or outstanding voting stock, then all outstanding Options under the Plan will automatically be exercised immediately prior to the effective date of such acquisition. The exercise price in such event shall be equal to 90% of the lower of (i) the fair market value per share of the Common Stock on the first day of the Election Period in which such acquisition occurs and (ii) the fair market value per share of the Common Stock immediately prior to the effective date of such acquisition.

  19. Miscellaneous.

  This Plan is subject to all of the requirements of Section 423 of the Code and the regulations thereunder.

  This Plan shall not confer any right on an employee to continue in the employment of the Company or any subsidiary or division of the Company.

  The Company shall not be obligated to issue any Shares under the Plan unless and until there has been compliance with such laws and regulations as the Company deems applicable.

                                                                     EXHIBIT II

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following table presents the names and ages of each Executive Officer of the Company, as well as their current positions and the year in which they first joined the Company.

                                                                    YEAR JOINED
           NAME           AGE      POSITION WITH THE COMPANY        THE COMPANY
           ----           ---      -------------------------        -----------
 Joseph J. Jacobs........  82 Director and Chairman of the Board       1947
 Noel G. Watson..........  62 President, Chief Executive Officer
                               and Director                            1965
 Robert M. Barton........  76 Secretary                                1957
 William R. Kerler.......  69 Executive Vice President,
                               Operations and Director                 1980
 Thomas R. Hammond.......  47 Executive Vice President,
                               Operations                              1975
 Richard J. Slater.......  52 Executive Vice President,
                               Operations                              1980
 Donald J. Boutwell......  61 Group Vice President, Field
                               Services                                1984
 Robert M. Clement.......  50 Group Vice President, Central
                               Region                                  1990
 Warren M. Dean..........  54 Group Vice President, Buildings &
                               Infrastructure                          1994
 Stephen K. Fritschle....  55 Group Vice President, Southern
                               Region                                  1989
 George A. Kunberger, Jr.. 46 Group Vice President, Northern
                               Region                                  1975
 Gregory J. Landry.......  50 Group Vice President, International
                               Operations                              1984
 John McLachlan..........  52 Group Vice President, International
                               Operations                              1974
 Roger L. Williams.......  60 Group Vice President, Federal
                               Operations                              1983
 Andrew E. Carlson.......  65 Senior Vice President, Quality and
                               Safety                                  1990
 Michael J. Higgins......  54 Senior Vice President, Federal
                               Programs                                1994
 Craig L. Martin.........  49 Senior Vice President, General
                               Sales and Marketing                     1994
 John W. Prosser, Jr.....  53 Senior Vice President, Finance and
                               Administration and Treasurer            1974
 Nazim G. Thawerbhoy.....  51 Senior Vice President and
                               Controller                              1979
 William C. Markley, III.  53 Vice President, Law                      1981

  All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors and, with the exception of Messrs. Dean, Martin and Higgins, have served in executive capacities with the Company or have been part of its management for more than five years. Prior to joining the Company in 1994, Messrs. Dean and Martin were part of the management of CRSS Inc., or one of its subsidiaries for at least five years. Before he joined the Company in 1994, Mr. Higgins was President and Chief Executive Officer of HazWaste Industries Inc. from 1989 to 1994.

                                                                     APPENDIX A


                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

                              SEPTEMBER 30, 1998

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                              SELECTED HIGHLIGHTS
                      FOR FISCAL YEARS ENDED SEPTEMBER 30
             (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                                                1998        1997        1996
                                             ----------  ----------  ----------
Revenues.................................... $2,101,145  $1,780,616  $1,798,970
Net income..................................     54,385      46,895      40,360
                                             ----------  ----------  ----------
Per-share information:
 Basic EPS.................................. $     2.12  $     1.82  $     1.58
 Diluted EPS................................       2.08        1.80        1.56
 Net book value.............................      14.23       12.48       10.93
 Closing year-end stock price...............      31.00      30.625       22.50
                                             ----------  ----------  ----------
Total assets................................ $  807,489  $  737,643  $  572,505
Stockholders' equity........................    371,405     324,308     283,387
Return on average equity....................      15.63%      15.43%      15.46%
Stockholders of record......................      1,352       1,592       1,965
                                             ----------  ----------  ----------
Backlog:
 Engineering services....................... $1,004,500  $  912,057  $  845,300
 Total......................................  3,329,500   3,050,000   2,750,200
                                             ----------  ----------  ----------
Permanent staff.............................     10,080       9,570       7,350
                                             ----------  ----------  ----------

  Effective October 1, 1997, the Company adopted SFAS No. 128 -- Earnings per Share. Earnings per share ("EPS") for prior years have been restated to conform to the provisions of SFAS No. 128.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                      FOR FISCAL YEARS ENDED SEPTEMBER 30
                 (IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                             1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues...............  $2,101,145  $1,780,616  $1,798,970  $1,723,057  $1,165,754
 Net income.............      54,385      46,895      40,360      32,242      18,767
                          ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........   1.54 to 1   1.56 to 1   1.68 to 1   1.44 to 1   1.41 to 1
 Working capital........  $  197,659  $  178,203  $  155,569  $  113,339  $  106,058
 Current assets.........     566,007     497,361     383,644     368,614     367,485
 Total assets...........     807,489     737,643     572,505     533,947     504,364
 Long-term debt.........      26,221      54,095      36,300      17,799      25,000
 Stockholders' equity...     371,405     324,308     283,387     238,761     200,433
 Return on average
  equity................       15.63%      15.43%      15.46%      14.68%      10.03%
 Backlog:
  Engineering services..  $1,004,500  $  912,057  $  845,300  $  828,400  $  793,060
  Total.................   3,329,500   3,050,000   2,750,200   2,625,000   2,500,000
                          ----------  ----------  ----------  ----------  ----------
Per-share Information:
 Basic EPS..............  $     2.12  $     1.82  $     1.58  $     1.28  $     0.75
 Diluted EPS............        2.08        1.80        1.56        1.27        0.75
 Stockholders' equity...       14.23       12.48       10.93        9.41        7.96
                          ----------  ----------  ----------  ----------  ----------
Average Number of Common
and Common Stock
Equivalents Outstanding
(Diluted)...............      26,096      25,989      25,921      25,384      25,173
                          ----------  ----------  ----------  ----------  ----------

  Effective October 1, 1997, the Company adopted SFAS No. 128 -- Earnings per Share. Earnings per share ("EPS") for prior years have been restated to conform to the provisions of SFAS No. 128.

  Net income for fiscal 1994 included special charges totaling $10,200, or $0.40 per share.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

  The following table sets forth total revenues from each of the industry groups and markets serviced by the Company for each year in the three year period ended September 30, 1998 (in thousands):

                                                  1998       1997       1996
                                               ---------- ---------- ----------
   Chemicals.................................. $  797,035 $  500,446 $  452,448
   Buildings and infrastructure...............    335,542    183,004    189,834
   Petroleum..................................    255,578    248,799    417,739
   Pharmaceuticals and biotechnology..........    211,650    140,545    147,840
   Pulp and paper.............................    191,594    154,135    170,553
   Federal programs...........................    169,472    201,644    145,275
   Semiconductor..............................    119,368    335,595    268,520
   Other......................................     20,906     16,448      6,761
                                               ---------- ---------- ----------
                                               $2,101,145 $1,780,616 $1,798,970
                                               ========== ========== ==========

  The following table sets forth total revenues from each of the types of services the Company provides its clients for each year in the three year period ended September 30, 1998 (in thousands):

                                                   1998       1997       1996
                                                ---------- ---------- ----------
   Engineering services........................ $  822,515 $  702,068 $  627,622
   Field services:
     Construction..............................  1,011,832    813,926    925,681
     Maintenance...............................    266,798    264,622    245,667
                                                ---------- ---------- ----------
                                                $2,101,145 $1,780,616 $1,798,970
                                                ========== ========== ==========

 1998 Compared to 1997

  Consolidated revenues in fiscal 1998 totalled $2.1 billion; this was $320.5 million, or 18.0 percent, more than fiscal 1997's total revenues. More than half of this increase was attributable to the Company's comparable U.S. and European operations (that is, those offices operating during the comparable periods of both 1998 and 1997). The balance of the increase was attributable to the effect of companies acquired in 1997, and in particular, to the Serete Group.

  Revenues in 1998 from engineering services were $120.4 million higher than the comparable 1997 amount. The Company considers the level of engineering services it provides an important indicator of its overall financial performance. Engineering services absorb a significant portion of the Company's general and administrative expenses. In addition, the Company believes that engineering services activity is a leading indicator of possible future opportunities to provide construction and construction management services. Engineering services revenues in 1998 from the Company's comparable U.S. and European operations were approximately 8 percent higher than the 1997 amount, with the balance of the increase attributable to businesses the Company acquired in 1997.

  Revenues from construction services increased $197.9 million, or 24.3 percent, from 1997 to 1998. This increase occurred in spite of the fact that the Company completed construction on a large semiconductor project late last year. Revenues in 1998 from maintenance services were substantially the same as the 1997 amount. Also contributing to the overall increase in field services revenues from 1997 to 1998 was a $96.2 million increase in subcontract and procurement activity (the costs of which are included in both revenues and costs).

  As a percent of revenues, direct costs of contracts was 87.1 percent in 1998, versus 86.9 percent in 1997. The percentage relationship between direct costs of contracts and revenues will fluctuate from year to year depending on a variety of factors, including the mix of business and services in the years being compared. In general, the increase in the direct costs of the Company's services as a percentage of revenues from 1997 to 1998 was due to a proportionally higher percentage of the Company's total business volume coming from field services relative to engineering services, off-set in part by an increase in the profit margin on the Company's field services activities in total.

  The Company's selling, general and administrative ("S,G & A") expenses totalled $184.0 million in 1998; this was $23.9 million, or 14.9 percent, more than the 1997 amount. The increase was attributable to the full-year effects of the businesses acquired during 1997. The 1998 operating S,G & A expenses of the Company's comparable U.S. and European operations were approximately $1.2 million lower than the corresponding 1997 amount.

  The Company's operating profit (defined as total revenues, less direct costs of contracts, and S,G & A expenses) totalled $86.5 million in 1998; this was $12.9 million higher than the comparable 1997 amount. In general, the improvement in operating profit was due to the overall increase in business volume in 1998 as compared to 1997, combined with better S,G & A expense control throughout much of the Company's comparable U.S. and European operations.

  Interest income, net totalled $2.7 million in 1998; this was $0.2 million less than the 1997 amount. The decrease in net interest income was due primarily to a reduction of rates earned on slightly higher levels of average cash invested during 1998 as compared to 1997, combined with a small increase in consolidated interest expense.

  Other expense, net totalled $0.4 million in 1998, as compared to other income, net of $0.9 million in 1997. Included in the 1998 amount was the approximate $8.8 million gain realized by the Company on the sale of its office building located in Dublin, Ireland (known as "Merrion House"). Merrion House was purchased in 1995, and the Company will continue to occupy a minor portion of the property under a lease agreement. Off-setting the Merrion House gain were reserves recorded in the fourth quarter of 1998 for certain settled and pending litigation.

 1997 Compared to 1996

  Consolidated revenues in 1997 totalled $1.8 billion, which was substantially the same as the 1996 amount. Revenues in 1997 from engineering services, however, increased by $74.4 million, or 11.9 percent, from 1996. The increase in engineering services activity was due in part to certain acquisitions the Company completed in 1997, and in part to internal growth.

  Revenues from construction services declined 12.1 percent from 1996 to 1997. This decline was attributable primarily to the completion of several large projects late in 1996 and early in 1997, which were not replaced by new construction projects. Revenues from maintenance services increased
7.7 percent from 1996 to 1997. This increase was due to a pick-up from 1996 in the level of turnaround activity, combined with new awards for maintenance services. Contributing to the decrease in overall field services revenues from 1996 to 1997 was an $83.0 million decline in subcontract and procurement activity.

  As a percent of revenues, direct costs of contracts was 86.9 percent in 1997, versus 88.4 percent in 1996. In general, the decrease in this percentage relationship from 1996 to 1997 was due to a proportionally higher percentage of the Company's total business volume coming from engineering services relative to field services.

  The Company's S,G & A expenses totalled $160.2 million in 1997; this was $16.7 million, or 11.6 percent, more than the 1996 amount. Of the increase, approximately $12.8 million was attributed to businesses acquired during 1997. The increase in S,G & A expenses corresponds to the increase in the Company's engineering services, and reflects its continuing efforts to control such costs throughout its operations.

  The Company's operating profit totalled $73.6 million in 1997; this was $9.0 million more than the 1996 amount. In general, the improvement was due to the increase in engineering services discussed above, combined with higher margin rates for all of the Company's services.

  Interest income, net totalled $3.0 million in 1997; this was $1.5 million more than the 1996 amount. The increase in net interest income was due primarily to higher levels of cash invested during 1997 as compared to 1996, combined with slightly better rates of interest earned on such investments.

BACKLOG

  The following table summarizes the Company's total backlog at September 30, 1998, 1997 and 1996 (in millions):

                                                        1998     1997     1996
                                                      -------- -------- --------
   Engineering services.............................. $1,004.5 $  912.1 $  845.3
   Total.............................................  3,329.5  3,050.0  2,750.2
                                                      ======== ======== ========

  At any given time, backlog represents the amount of revenues the Company expects to record in the future from performing work under contracts that have been awarded to it. With respect to maintenance projects, however, it is the Company's policy to include in backlog only the amount of revenues it expects to receive during the succeeding year, regardless of the remaining life of the contract, unless the Company does not expect the contract to be renewed. With respect to contracts relating to projects for agencies of the U.S. federal government, it is the Company's policy to include in backlog the full contract award.

  Total backlog at September 30, 1998 included approximately $800.0 million of contracts for work to be performed either directly or indirectly for agencies of the U.S. federal government. This compares to approximately $923.0 million and $1.0 billion of federal backlog at September 30, 1997 and 1996, respectively. Most of these contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

  The Company's backlog increased $299.8 million from 1996 to 1997, and it increased by $279.5 million from 1997 to 1998. A significant portion of the 1997 increase was due to new awards in the petroleum and chemicals industries, combined with backlog acquired in conjunction with the acquisitions made by the Company in 1997. Most of the 1998 increase was due to new awards in the chemicals, refining and pharmaceuticals areas of the Company's business.

  Of total backlog at September 30, 1998, the Company estimates that approximately 50 percent will be realized as revenues within the next year.

  In accordance with industry practice, substantially all of the Company's contracts may be terminated by the client. However, the Company has not experienced cancellations which have had a material effect on the reported backlog amounts. In the situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. Additionally, the Company's backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

EFFECTS OF INFLATION

  Because a significant portion of the Company's revenues over recent years has been earned under cost-reimbursable type contracts, the effects of inflation on the Company's financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographical areas where fixed-price and lump-sum work is more prevalent, inflation may begin to have a larger impact on the Company's results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts the Company accepts with fixed-price or lump-sum payment terms, the Company monitors closely the actual costs on the project as they compare to the budget estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company's industry, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs to perform on its contracts, there can be no guarantee that inflation will not effect the Company's results of operations in the future.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash and cash equivalents increased $45.3 million during 1998. This compares to a net decrease of $6.9 million during 1997, and a net increase of $23.7 million in 1996. The current year increase was due primarily to cash provided by operations ($90.5 million), offset in part by cash used in investing activities ($9.6 million) and financing activities ($35.4 million).

  Operations provided $90.5 million of cash and cash equivalents in 1998. This compares to net contributions of cash of $43.9 million in 1997, and $54.3 million in 1996. The $46.5 million increase in cash provided by operations in 1998 as compared to 1997 was due primarily to an increase in net income ($7.5 million) combined with the positive effects on cash of the timing of cash receipts and payments within the Company's working capital accounts (which resulted in a net increase to cash of $44.9 million, comparing 1998 activity to 1997). This favorable increase was off-set in part by higher gains on disposals of fixed assets in 1998 as compared to 1997 ($7.8 million).

  The Company's investing activities used $9.6 million of cash and cash equivalents in 1998. This compares to net uses of cash of $69.5 million in 1997 and $40.0 million in 1996. The $59.9 million decrease in cash used in investing activities in 1998 as compared to 1997 was due primarily to the increases in cash provided from sales of property and equipment ($26.5 million; most of which related to the sale of Merrion House) and marketable securities ($8.2 million). Also contributing to the decrease in cash used for investing activities in 1998 as compared to 1997 was the net decrease in other assets (consisting primarily of collections of certain notes receivable which resulted in an increase to cash of $25.4 million, comparing 1998 activity to
1997). Lastly, the Company used $20.0 million in 1997 for purchases of marketable securities; only $5.4 million was used for such purposes in 1998, which also contributed to the net reduction of cash used for investing activities in 1998 as compared to 1997 ($14.6 million).

  These positive changes in cash flows from investing activities were off-set in part by an increase in cash used for property and equipment additions ($18.3 million). Included in the 1998 additions to property and equipment were costs incurred and capitalized relating to the Company's new, leased headquarters facility in Pasadena, California. Also included were costs incurred in connection with the purchase of certain real property located in Charleston, South Carolina. This latter property is being developed into a new, modular design and manufacturing facility, which will enhance and expand the Company's existing modular construction capabilities. The total estimated cost of the project is approximately $19.0 million, and will be financed through working capital and the sale of the Company's existing modular construction facilities located in Orangeburg, South Carolina.

  The Company's financing activities used $35.4 million of cash and cash equivalents in 1998. This compares to a net contribution of cash of $20.3 million in 1997 and $9.6 million in 1996. The $55.7 million decrease from 1997 to 1998 in cash flows from financing activities was due primarily to cash used by the Company in 1998 to reduce its long-term debt, as compared to 1997 wherein the Company was a net borrower under this facility (creating a negative variance of $50.7 million). Also contributing to the decrease in cash flows from financing activities from 1997 to 1998 was an overall increase in purchases of treasury stock ($6.0 million). Off-setting these negative variances in part was a slight increase from 1997 to 1998 in cash flows from the exercise of stock options, and other miscellaneous financing items ($0.9 million).

  The Company believes it has adequate capital resources available to fund operations in 1999 and beyond. The Company's consolidated working capital position totalled $197.7 million at September 30, 1998; this was $19.5 million more than the comparable 1997 amount. At September 30, 1998, the Company had a total of $42.7 million available under all of its short-term bank credit facilities, against which $0.2 million was outstanding in the form of direct borrowings. The amounts outstanding at September 30, 1998 relate entirely to borrowings by the Company's Chilean subsidiary (in order to hedge against possible fluctuations in foreign currency exchange rates, the Company typically establishes lines of credit with banks providing for short-term borrowing capacity in local currencies). In addition to its short-term credit facilities, the Company also had $18.8 million of borrowing capacity available to it at September 30, 1998 under its long-term, revolving credit agreement.

  As discussed in Note 10 to the Consolidated Financial Statements, in December 1998, the Company signed an agreement and plan of merger with the Sverdrup Corporation ("Sverdrup"). The agreement is subject to the approval of the shareholders of Sverdrup, the expiration or termination of the Hart-Scott-Rodino Act waiting period, and other contingencies. As a result of the transactions contemplated in the merger agreement, Sverdrup will become, upon closing of the transaction (which is not expected to occur until early in the second quarter of fiscal 1999), a wholly-owned subsidiary of the Company. Total consideration to be paid by the Company at closing will be approximately $198.0 million. The Company intends to finance the merger price through a combination of bank borrowings (under a new, long-term revolving credit facility) and internal funds. The Company does not believe that the financing of this transaction or the possible ownership of Sverdrup will have a materially adverse affect on its liquidity during 1999.

YEAR 2000 READINESS

  The following discussion of the Year 2000 issue contains numerous "forward-looking statements". See "Forward-Looking Statements and Other Safe Harbor Applications", below, for a discussion of factors to be considered in reading forward-looking statements.

  This discussion of "Year 2000" (or "Y2k") relates to the possible inability of computers, hardware or software to perform properly because they are unable to interpret date information correctly after December 31, 1999, and includes all of the associated consequences of such failures on the Company's operations. If not corrected, such situations could result in computer-system failures or miscalculations causing disruptions in the Company's operations, including a temporary inability to process transactions, pay employees, vendors and subcontractors, send invoices or engage in similar, normal business activities.

The Year 2000 Task Force

  The Company began its assessment of its Year 2000 readiness during fiscal 1997. In that year the Company organized a Year 2000 task force comprised primarily of Company employees. The Company has identified four information technology ("IT") and non-IT areas for which Y2k compliance is critical to the normal and routine operations of the Company. These areas are: (1) internally-developed computer software; (2) commercial off-the-shelf software; (3) computer hardware and embedded processors; and (4) facilities-related applications and processes, such as telecommunications and equipment with embedded chips.

  Also included in the Company's Year 2000 compliance program are the hardware, software, and other applications issues relating to the Company's financial and accounting systems. In 1997 the Company embarked under a completely separate initiative (referred to as the "Global Financial Systems Project") to migrate most of its existing financial and accounting systems to a single accounting system, which eventually will be utilized by all of the Company's operations worldwide. The Global Financial Systems Project will make use of commercial off-the-shelf software with internally-developed program interfaces. Based on assurances from the third-party provider of the commercial off-the-shelf software, and discussions with the third-party consultants employed by the Company to assist in the system conversion, the Company believes its Global Financial Systems Project will be Y2k compliant by the year 2000.

The Year 2000 Program

  The Company's plan to address the Year 2000 problem involves the following phases: inventory, assessment, remediation, testing and implementation.

    The "inventory" phase describes the process of identifying all hardware and software components within each of the aforementioned areas of the Company's business which need to be made Y2k compliant, as well as defining the business impacts of failing to make such components Y2k compliant.

    The "assessment" phase requires that an evaluation be made of each affected system to determine what actions need to occur to make such systems Y2k compliant.

    The "remediation" phase involves the actual repair or replacement of those hardware and software components critical to each affected business process.

    After remediation, the "testing" phase will verify if the affected systems have been properly repaired. If during this phase it is determined that additional repairs are required, such repairs will be made, or alternative corrective actions taken.

    The purpose of the "implementation" phase will be to bring the repaired systems on-line and integrated with the rest of the Company's operations.

Third Party Compliance

  The Company is also evaluating the possible effects of the Year 2000 issue on its clients, suppliers, subcontractors and vendors. Although the possible effects of the Year 2000 issue on these parties are beyond the control of the Company, the Company has initiated a process to communicate with these parties to inform them of the Company's Year 2000 strategy and to determine their own Year 2000 strategy and progress.

Cost of the Year 2000 Program

  The Company estimates the total cost of its Year 2000 compliance program at approximately $5.8 million, consisting of both internal and external costs, and including a maximum of $2.0 million for new hardware and software (although a substantial portion of such new hardware and software would have been purchased by the Company through the regular and routine upgrading of systems). Such hardware and software will be capitalized and depreciated over the estimated useful lives of the related assets. All other expenditures will be charged to expense. As of September 30, 1998, the Company had spent approximately $0.4 million against its estimated budget.

Progress of the Year 2000 Program

  As of September 30, 1998, the Company was actively engaged in one or more compliance phases with respect to each of the four business areas described above. Although there can be no guarantee of complete readiness by the year 2000, the Company believes each of the business areas described above will be Y2k compliant by November 1999, or be substantially compliant by that time such that further remediation and testing, if any, will not be significant to its operations. However, as discussed above, the Company has not completed its Year 2000 compliance program. In the event the Company does not complete its program, or fails to properly identify and modify critical business applications, there may be an interruption to the Company's business that may have a materially adverse affect on its future financial condition and results of operations. In addition, year 2000-related disruptions in the economy in general may also have a materially adverse affect on its future financial condition and results of operations.

Risks

  The failure to identify and correct a Year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. The Company does not expect such failures to have a materially adverse effect on its results of operations or financial condition. However, because of the general uncertainty about Year 2000 readiness throughout the world economy, which results in uncertainties regarding the readiness of the Company's vendors, contractors and clients, the Company is currently unable to determine whether Year 2000 problems may have a materially adverse effect on its results of operations or financial condition. As the Company's Year 2000 compliance program progresses, the level of uncertainty about this matter is being reduced, especially as to uncertainties about the Company's own degree of Year 2000 compliance and the compliance of its suppliers, contractors and clients.

Worst Case Scenario

  It is not presently possible to describe a reasonably likely "worst case Year 2000 scenario" without making numerous assumptions. The Company presently believes that a most likely worst case scenario would make it necessary for the Company to replace some suppliers or contractors, rearrange some work plans, or perhaps interrupt some office and field activities. Assuming this assessment is correct, the Company does not believe that such circumstances would have a materially adverse effect on its financial condition or results of operations, even if it is necessary to incur additional costs to correct unanticipated compliance failures.

Contingency Plans

  The Company currently has no contingency plans in place in the event it does not complete all phases of its Year 2000 compliance program by December 31, 1999. However, it expects to have completed enough of its compliance work by March 1999 that it will be able to identify those business areas for which contingency plans will be necessary, and it will develop the required contingency plans at that time. The Company continues to monitor carefully the progress of its Year 2000 program and its state of readiness on a regular basis. Any future contingency plan will be based on its best estimates of numerous factors, which, in turn will be derived by relying on numerous assumptions about future events. However, there can be no assurance that these assumptions or estimates will have been correctly made, or that the Company will have anticipated all relevant factors, or that there will not be a delay in or increased costs associated with the Company's Year 2000 program. Any delay in implementation of the Year 2000 program could affect the Company's Year 2000 readiness. Specific factors that might cause the actual outcome to differ from the projected outcome include, without limitation, the continued availability of personnel and consultants trained in the computer programming skills necessary for remediation of Year 2000 problems, the ability to locate and correct all relevant computer codes and embedded software, timely responses by third parties, including suppliers, contractors and clients, and the ability to implement interfaces between new systems and systems not being replaced.

  The foregoing discussion does not cover the degree of Year 2000 compliance achieved by Sverdrup Corporation. Additionally, this discussion regarding the Year 2000 issue is a "Year 2000 Readiness Disclosure" as that term is discussed in the Year 2000 Information and Readiness Disclosure Act of 1998.

EFFECTS OF RECENTLY-ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards ("SFAS") No. 130 -- Reporting Comprehensive Income, and it also adopted SFAS No. 131 -- Disclosures about Segments of an Enterprise and Related Information. In February 1998, the FASB adopted SFAS No. 132 -- Employers' Disclosures about Pensions and Other Postretirement Benefits. And in June 1998, the FASB adopted SFAS No. 133 --
 Accounting for Derivative Instruments and Hedging Activities.

  SFAS No. 130 will be effective for the Company beginning with the first quarter of fiscal 1999. This standard establishes guidelines for the reporting and display of "comprehensive income" and its components. Comprehensive income is defined to include all changes in the Company's equity from nonowner sources, and would include cumulative foreign currency translation adjustments and unrealized gains and losses on certain marketable securities, among other items.

  SFAS No. 131 will also be effective for the Company beginning with the first quarter of fiscal 1999. This standard supersedes SFAS No. 14, and establishes standards for the way public companies report information about their operating segments in both annual and interim financial statements. It also requires public companies to report descriptive information about the way their operating segments were determined, the products and services provided by their operating segments, and information about their major customers.

  SFAS No. 132 will be effective for the Company's 1999 year-end consolidated financial statements. This standard amends existing disclosure requirements regarding pension plans and other plans providing postretirement benefits, and specifically requires additional information on changes in benefit obligations and fair values of plan assets.

  SFAS No's. 130, 131 and 132 are all disclosure-oriented pronouncements. That is, they do not effect the way in which the Company will account for any item or transaction included in its consolidated financial statements. Rather, they require that certain information be presented differently, or additional information provided, or that the information presented be discussed by the Company. The Company does not believe that SFAS No. 133 applies to it.

FORWARD-LOOKING STATEMENTS AND OTHER SAFE HARBOR APPLICATIONS

  Statements included in this Management's Discussion and Analysis that are not based on historical facts are "forward-looking statements", as that term is discussed in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current estimates, expectations and projections about the issues discussed, the industries in which the Company operates and the services it provides. By their nature, such forward-looking statements involve risks and uncertainties. The Company cautions the reader that a variety of factors could cause business conditions and results to differ materially from what is contained in its forward-looking statements. These factors include, but are not necessarily limited to, the following: increase in competition by foreign and domestic competitors; availability of qualified engineers and other professional staff needed to execute contracts; the timing of new awards and the funding of such awards; the ability of the Company to meet performance or schedule guarantees; cost overruns on fixed, maximum or unit priced contracts; the outcome of pending and future litigation and governmental proceedings; the cyclical nature of the individual markets in which the Company's customers operate; the outcome or closing of any merger or acquisition transaction, including the nature and extent of any related financing, and the amount of any contingent consideration the Company may be required to make in the future in connection with any merger or acquisition transaction; and the Company's success in dealing with the Year 2000 issues discussed above under "Year 2000 Readiness". The preceding list is not all-inclusive, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this Management's Discussion and Analysis should also read the Company's most recent Annual Report on Form 10-K for a further description of the Company's business, legal proceedings and other information that describes factors that could cause actual results to differ from such forward-looking statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                              1998      1997
                                                            --------  --------
ASSETS
Current Assets:
 Cash and cash equivalents................................. $101,328  $ 55,992
 Marketable securities.....................................   16,482    21,130
 Receivables...............................................  394,841   373,228
 Deferred income taxes.....................................   45,419    40,352
 Prepaid expenses and other................................    7,937     6,659
                                                            --------  --------
  Total current assets.....................................  566,007   497,361
                                                            --------  --------
Property, Equipment and Improvements, Net..................  100,565    93,401
                                                            --------  --------
Other Noncurrent Assets:
 Goodwill, net.............................................   77,246    75,445
 Other.....................................................   63,671    71,436
                                                            --------  --------
  Total other noncurrent assets............................  140,917   146,881
                                                            --------  --------
                                                            $807,489  $737,643
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable............................................. $    217  $  1,443
 Accounts payable..........................................  101,846   109,098
 Accrued liabilities.......................................  161,552   123,207
 Customers' advances in excess of related revenues.........   85,049    77,149
 Income taxes payable......................................   19,684     8,261
                                                            --------  --------
  Total current liabilities................................  368,348   319,158
                                                            --------  --------
Long-term Debt.............................................   26,221    54,095
                                                            --------  --------
Other Deferred Liabilities.................................   35,170    34,620
                                                            --------  --------
Minority Interests.........................................    6,345     5,462
                                                            --------  --------
Commitments and Contingencies
Stockholders' Equity:
 Capital stock:
  Preferred stock, $1 par value, authorized -- 1,000,000
  shares, issued and outstanding -- none...................      --        --
  Common stock, $1 par value, authorized -- 60,000,000
  shares, issued --25,866,795 and 25,810,860 shares,
  respectively.............................................   25,867    25,811
  Additional paid-in capital...............................   55,698    52,186
 Retained earnings.........................................  300,296   249,791
 Other.....................................................   (2,856)   (2,744)
                                                            --------  --------
                                                             379,005   325,044
 Less, cost of common stock held in treasury (254,028
 shares in 1998, 25,000 shares in 1997)....................    7,600       736
                                                            --------  --------
  Total stockholders' equity...............................  371,405   324,308
                                                            --------  --------
                                                            $807,489  $737,643
                                                            ========  ========

                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                  (IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)

                                               1998        1997        1996
                                            ----------  ----------  ----------
Revenues................................... $2,101,145  $1,780,616  $1,798,970
                                            ----------  ----------  ----------
Costs and Expenses:
 Direct costs of contracts.................  1,830,618   1,546,898   1,590,906
 Selling, general and administrative
  expenses.................................    184,043     160,157     143,456
 Interest income, net......................     (2,736)     (2,959)     (1,444)
 Other (income) expense, net...............        436        (929)       (769)
                                            ----------  ----------  ----------
                                             2,012,361   1,703,167   1,732,149
                                            ----------  ----------  ----------
   Income before taxes.....................     88,784      77,449      66,821
                                            ----------  ----------  ----------
Income Tax Expense.........................     34,399      30,554      26,461
                                            ----------  ----------  ----------
Net Income................................. $   54,385  $   46,895  $   40,360
                                            ==========  ==========  ==========
Net Income per Share:
 Basic..................................... $     2.12  $     1.82  $     1.58
 Diluted...................................       2.08        1.80        1.56
                                            ==========  ==========  ==========


                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                        ADDITIONAL                     STOCK
                               COMMON    PAID-IN   RETAINED           TREASURY
                                STOCK    CAPITAL   EARNINGS   OTHER   (AT COST)
                               -------  ---------- --------  -------  --------
Balances, September 30, 1995.. $25,496   $43,957   $168,203  $ 1,105  $    --
 Net foreign currency
 translation adjustment.......     --        --         --         8       --
 Net unrealized losses on
 marketable securities........     --        --         --      (123)      --
 Repurchases of common stock..     (13)      (23)      (716)     --     (3,590)
 Exercises of stock options,
 including the related income
 tax benefits.................     253     5,028       (208)     --      3,363
 Issuance of restricted stock,
 net of amortization..........       9       229        --        49       --
 Net income...................     --        --      40,360      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1996..  25,745    49,191    207,639    1,039      (227)
 Net foreign currency
 translation adjustment.......     --        --         --    (3,444)      --
 Net unrealized losses on
 marketable securities........     --        --         --      (507)      --
 Repurchases of common stock..     (73)     (446)    (1,896)     --    (12,075)
 Exercises of stock options,
 including the related income
 tax benefits.................     133     3,285     (2,847)     --     11,566
 Issuance of restricted stock,
 net of amortization..........       6       156        --       168       --
 Net income...................     --        --      46,895      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1997..  25,811    52,186    249,791   (2,744)     (736)
 Net foreign currency
 translation adjustment.......     --        --         --        (9)      --
 Net unrealized losses on
 marketable securities........     --        --         --      (113)      --
 Repurchases of common stock..     (59)     (353)    (1,608)     --    (18,046)
 Exercises of stock options,
 including the related income
 tax benefits.................     103     3,521     (2,272)     --     11,182
 Issuance of restricted stock,
 net of amortization..........      12       344        --        10       --
 Net income...................     --        --      54,385      --        --
                               -------   -------   --------  -------  --------
Balances, September 30, 1998.. $25,867   $55,698   $300,296  $(2,856) $ (7,600)
                               =======   =======   ========  =======  ========


                          See the accompanying notes.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                     1998      1997      1996
                                                   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................  $ 54,385  $ 46,895  $ 40,360
 Adjustments to reconcile net income to net cash
 flows from operations:
  Depreciation and amortization..................    23,184    19,626    18,118
  Amortization of deferred gains.................      (205)     (820)     (820)
  Gains on disposals of property, equipment and
   other assets..................................    (8,577)     (742)     (259)
  Changes in assets and liabilities, excluding
  the effects of
  businesses acquired:
   Receivables...................................   (25,135)  (34,849)   15,255
   Prepaid expenses and other current assets.....     6,010      (416)   (1,182)
   Accounts payable..............................    10,076       783    (2,911)
   Accrued liabilities...........................    16,757    18,537    (1,588)
   Customers' advances...........................     7,384    (1,685)   (7,420)
   Income taxes payable..........................    11,280      (932)   (1,743)
  Deferred income taxes..........................    (5,067)   (2,784)   (3,818)
  Other, net.....................................       366       330       287
                                                   --------  --------  --------
 Net cash provided...............................    90,458    43,943    54,279
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.............   (46,335)  (28,025)  (16,694)
 Disposals of property and equipment.............    26,766       289       745
 (Increase) decrease in other assets, net........     8,620   (16,780)   (2,689)
 Purchases of marketable securities..............    (5,386)  (20,000)      --
 Proceeds from sales of marketable securities....    10,034     1,837       --
 Additions to investments........................    (3,319)   (4,491)  (21,705)
 Proceeds from sales of investments..............       --        936       301
 Acquisitions of businesses, net of cash
  acquired.......................................       --     (3,307)      --
                                                   --------  --------  --------
 Net cash used...................................    (9,620)  (69,541)  (40,042)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Exercises of stock options, including the
 related income tax benefits.....................    11,496    10,970     8,258
 Purchases of treasury stock.....................   (18,046)  (12,075)   (3,590)
 Increases to long-term debt.....................       --     21,415    18,881
 Payments on long-term debt......................   (29,264)      --        --
 Decrease in short-term borrowings, net..........    (1,257)      --    (15,739)
 Other, net......................................     1,639       --      1,768
                                                   --------  --------  --------
 Net cash provided (used)........................   (35,432)   20,310     9,578
                                                   --------  --------  --------
Effect of Exchange Rate Changes..................       (70)   (1,585)      (68)
                                                   --------  --------  --------
Increase (Decrease) in Cash and Cash Equivalents.    45,336    (6,873)   23,747
Cash and Cash Equivalents at Beginning of Period.    55,992    62,865    39,118
                                                   --------  --------  --------
Cash and Cash Equivalents at End of Period.......  $101,328  $ 55,992  $ 62,865
                                                   ========  ========  ========

                          See the accompanying notes.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain balances in the accompanying 1997 consolidated balance sheet have been reclassified to conform to the 1998 presentation.

 Description of the Business

  The Company's principal business is that of providing professional engineering, construction and construction management, and maintenance services to its industrial, commercial and government clients. The Company provides its services from offices located primarily throughout the United States, Europe and India. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts in each of the years ended September 30, 1998, 1997 and 1996 was as follows:

                                                                  1998  1997  1996
                                                                  ----  ----  ----
   Cost-reimbursable.............................................  81%   82%   82%
   Fixed-price...................................................  18    16    16
   Guaranteed maximum............................................   1     2     2

  For the years ended September 30, 1998, 1997 and 1996, projects with or for the benefit of agencies of the U.S. federal government accounted for 12.1 percent, 12.0 percent and 8.7 percent, respectively, of total revenues. Within the private sector, no single client accounted for 10 percent or more of total revenues in either 1998 or 1996. One private-sector client accounted for 15.3 percent of total revenues in 1997.

 Revenue Accounting for Contracts

  In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

  Some of the Company's contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded based upon those amounts expected to be realized upon final settlement.

  As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts, the Company recognizes its proportionate share of venture revenues, costs and operating income in its consolidated statements of income.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Foreign Operations

  The following table summarizes certain financial information of the Company for geographic areas outside the United States (in thousands):

                                                          OPERATING IDENTIFIABLE
                                                 REVENUES  PROFIT      ASSETS
                                                 -------- --------- ------------
   1998:
    Europe...................................... $410,944  $19,297    $223,820
    Southern Asia (India).......................   13,204    2,449      19,951
                                                 --------  -------    --------
   1997:
    Europe...................................... $412,298  $15,659    $107,493
    Southern Asia (India).......................    5,302      483      39,139
                                                 --------  -------    --------
   1996:
    Europe...................................... $176,427  $ 6,494    $ 83,917
                                                 --------  -------    --------

  Revenues were earned from unaffiliated customers located primarily within the respective geographic areas. Operating profit is defined as total revenues, less direct costs of contracts, and selling, general and administrative expenses, and excludes corporate expenses. Identifiable assets exclude general corporate assets (such as cash in excess of local working capital requirements, and investments). The results of the Company's operations in Mexico and Chile were not material in either 1998 or 1997.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 1998 and 1997 consisted primarily of time certificates of deposit.

 Marketable Securities and Investments

  The Company's investments in equity and debt securities are classified as either trading securities (shown as "Marketable securities" in the accompanying consolidated balance sheets), held-to-maturity securities or available-for-sale securities (the latter two are included as long-term investments in "Other noncurrent assets" in the accompanying consolidated balance sheets). Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

  Trading securities are stated at fair value with unrealized gains or losses included in "Other income, net" in the accompanying consolidated statements of income. Held-to-maturity securities are carried at cost, or amortized cost if a premium was paid or a discount received at the time of purchase. Marketable equity securities not held for trading and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains or losses, net of taxes, reported in the "Other" component of stockholders' equity. The amount of unrealized gains, net of taxes, recorded at September 30, 1998 and 1997 totalled $900 and $114,000, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The following table summarizes certain information regarding the Company's available-for-sale equity securities at September 30, 1998 and 1997, and for each of the years then ended (in thousands):

                                                                      1998 1997
                                                                      ---- ----
   Total cost (specific identification method)....................... $117 $117
   Gross unrealized gains............................................    2  190
   Estimated fair value..............................................  119  307
   Gross realized gains..............................................  --   686
   Gross proceeds from sales.........................................  --   937

  Included in marketable securities at September 30, 1998 was a $16,059,200 deposit with a U.S. bank made under a managed investment program ($20,000,000 was on deposit with the same bank at September 30, 1997). The bank has full investment and dispositive powers over the assets held in the account. The program emphasizes the preservation of capital through investment-grade, marketable debt instruments which have maximum maturities of ten years.

 Receivables and Customers' Advances

  Included in receivables at September 30, 1998 and 1997 were unbilled amounts of $106,072,200 and $75,220,700, respectively. Unbilled receivables represent amounts earned under contracts in progress, but not yet billable under the terms of those contracts. These amounts become billable according to the contract terms which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in unbilled receivables at September 30, 1998 and 1997 were contract retentions totaling $11,808,000 and $5,708,100, respectively. Substantially all unbilled receivables are billed and collected in the subsequent fiscal year.

  Customers' advances in excess of related revenues represent cash collected from clients on contracts in advance of revenues earned thereon, as well as billings to clients in excess of costs and earnings on uncompleted contracts. Substantially all such amounts are earned in the subsequent fiscal year.

 Property, Equipment and Improvements

  Property, equipment and improvements are stated at cost and consisted of the following at September 30, 1998 and 1997 (in thousands):

                                                                 1998     1997
                                                               -------- --------
   Land....................................................... $ 11,416 $ 12,983
   Buildings..................................................   33,440   38,876
   Equipment..................................................  133,379  114,127
   Leasehold improvements.....................................   10,642   12,115
   Construction in progress...................................   12,595    6,296
                                                               -------- --------
                                                                201,472  184,397
    Less -- accumulated depreciation and amortization.........  100,907   90,996
                                                               -------- --------
                                                               $100,565 $ 93,401
                                                               ======== ========

  Depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, over the remaining term of the lease, if shorter. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Other Noncurrent Assets

  Goodwill represents the costs in excess of the fair values of the net assets of acquired companies and is amortized against earnings using the straight-line method over periods not exceeding 40 years. Goodwill is shown in the accompanying consolidated balance sheets net of accumulated amortization of $9,317,300 and $6,908,000 at September 30, 1998 and 1997, respectively.

  Other noncurrent assets consisted of the following at September 30, 1998 and 1997 (in thousands):

                                                                 1998    1997
                                                                ------- -------
   Prepaid pension costs....................................... $11,929 $11,509
   Cash surrender value of life insurance policies.............  26,920  23,775
   Investments.................................................  20,277  17,014
   Notes receivable............................................   1,785  14,602
   Miscellaneous...............................................   2,760   4,536
                                                                ------- -------
                                                                $63,671 $71,436
                                                                ======= =======

 Net Income Per Share

  Effective with the first quarter of fiscal 1998, the Company adopted, and retroactively applied, Statement of Financial Accounting Standards No. 128 --
 Earnings per Share ("SFAS No. 128"). Accordingly, basic earnings per share ("EPS") has been computed by dividing net income by the weighted average number of shares of common stock outstanding during each period presented. Diluted EPS has been computed by dividing net income by the weighted average number of shares of common stock and dilutive securities outstanding (consisting solely of nonqualified stock options). The following table reconciles the denominator used to compute basic EPS to the denominator used to compute diluted EPS (in thousands):

                                                            1998   1997   1996
                                                           ------ ------ ------
   Weighted average shares outstanding (denominator used
   to compute Basic EPS).................................  25,689 25,727 25,613
   Effect of employee and outside director stock options.     407    262    308
                                                           ------ ------ ------
   Denominator used to compute Diluted EPS...............  26,096 25,989 25,921
                                                           ====== ====== ======

 Stock-based Compensation

  The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25 -- Accounting for Stock Issued to Employees ("APB No. 25"). APB No. 25 prescribes an intrinsic value based method for accounting for stock options. Since the stock issued to participants in Company's stock purchase and stock option plans (described in Note 4., below) have little or no intrinsic value as of the grant date, no compensation cost is recorded.

 Concentrations of Credit Risk/Use of Estimates

  The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions in the U.S. and Europe. Also, as is customary in the industry, the Company grants uncollateralized credit to its clients, which include the federal government and large, multi-national corporations operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that necessarily affect certain amounts reported in its consolidated financial statements. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ from those estimates.

2. ACQUISITIONS

  In February 1997, the Company acquired for cash certain physical assets and contracts of an engineering business with operations in Denver, Colorado and Santiago, Chile. Also in February 1997, the Company increased, in a cash transaction, its ownership interest from 40 percent to 51 percent in an affiliated entity headquartered in Mumbai, India (this interest was increased to 70 percent in a cash transaction in September 1997). In April 1997, the Company acquired for cash and notes certain assets and liabilities of an engineering business headquartered in Green Bay, Wisconsin. Finally, in July 1997, the Company completed the acquisition of the remaining interests of several engineering and construction companies comprising the Serete Group, which is headquartered in France.

  The sum of the individual purchase prices totalled $29,781,500. Each of these acquisitions has been accounted for as a purchase, and the results of operations of each acquired business have been included in the Company's consolidated results of operations since the respective dates of acquisition. The purchase price allocations resulted in goodwill of approximately $39,035,700. The pro forma effects on the Company's consolidated results of operations assuming these acquisitions had occurred at the beginning of fiscal 1996 and fiscal 1997 are not material.

3. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

 Short-term Credit Arrangements

  At September 30, 1998, the Company had approximately $42,748,000 available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks' prime or base rates, rates paid on certificates of deposit, the banks' actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth. Two of the agreements limit borrowings by the amount of letters of credit outstanding under the facility. Borrowings under the lines are generally unsecured, and the lines extend through the second and third fiscal quarters of 1999.

  Other information regarding the lines of credit for the years ended September 30, 1998, 1997 and 1996 follows (dollars in thousands):

                                                        1998    1997    1996
                                                       ------  ------  -------
   Amount outstanding at year end..................... $  217  $1,317  $   694
   Weighted average interest rate at year end.........   24.6%   8.23%    7.00%
   Weighted average borrowings outstanding during the
    year.............................................. $  537  $  183  $12,270
   Weighted average interest rate during the year.....  11.54%   9.48%    7.10%
   Maximum amount outstanding during the year......... $3,313  $1,368  $17,406

  The amount outstanding at September 30, 1998 and the weighted average interest rate at year-end relate entirely to Chilean peso borrowings by the Company's subsidiary in Chile.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Long-term Debt and Credit Arrangements

  Long-term debt consisted of the following at September 30, 1998 and 1997 (in thousands):

                                                                 1998    1997
                                                                ------- -------
   Borrowings under the Company's unsecured, $45,000 revolving credit agreement...........................................  $26,221 $38,050
   Mortgage loan payable......................................      --   16,045
                                                                ------- -------
                                                                $26,221 $54,095
                                                                ======= =======

  Borrowings under the revolving credit agreement bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank's base rate, LIBOR or the latest federal funds rate. The agreement requires the Company to maintain a minimum tangible net worth of at least $160,000,000 plus 50 percent of consolidated net income after October 1, 1994 ($247,020,000 at September 30, 1998), a minimum coverage ratio of certain defined fixed charges and a minimum ratio of debt to tangible net worth. The agreement also restricts the payment of cash dividends and requires the Company to pay a facility fee of 0.15 percent of the total amount of the commitment. The agreement extends through August 2000.

  The mortgage loan was incurred in connection with the purchase of the Company's offices located in Dublin, Ireland. The loan was paid-off when the Company sold the property in the fourth quarter of 1998.

  Interest expense for the years ended September 30, 1998, 1997 and 1996 was $2,356,400, $2,226,100 and $2,777,400, respectively, and has been included with interest income in the accompanying consolidated statements of income. Interest payments made during each of these years totalled $2,517,100, $1,801,500 and $2,552,300, respectively.

4. STOCK PURCHASE AND STOCK OPTION PLANS

 Stock Purchase Plan

  The Company's 1989 Employee Stock Purchase Plan (the "1989 ESPP") provides for the granting of options to participating employees to purchase shares of the Company's common stock. The participants' purchase price is the lower of 90 percent of the common stock's closing market price on either the first or last day of the option period (as defined). A summary of shares issued through the 1989 ESPP for the years ended September 30, 1998, 1997 and 1996 follows:

                                                  1998       1997       1996
                                               ---------- ---------- ----------
   Aggregate purchase price................... $7,495,590 $7,067,700 $6,310,960
   Shares purchased...........................    302,514    325,110    290,430

  At September 30, 1998, there were 692,966 shares reserved for issuance under the 1989 ESPP.

 Stock Option Plan

  The Company has an incentive stock plan (the "1981 Plan") which provides for the issuance of shares of common stock to employees and outside directors. The Company may grant four types of incentive awards under the 1981 Plan: incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. At September 30, 1998, there were 2,963,300 shares of common stock reserved for issuance under the 1981 Plan.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Information regarding the number of shares under options granted through the 1981 Plan for each of the years ended September 30, 1998, 1997 and 1996 follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                               SHARES    PRICE
                                                              --------- --------
   Options outstanding at the beginning of fiscal:
    1996..................................................... 1,576,059  $19.80
    1997..................................................... 1,789,323   21.69
    1998..................................................... 1,928,834   22.85
                                                              ---------  ------
   Options granted during fiscal:
    1996.....................................................   406,000  $25.30
    1997.....................................................   472,000   22.66
    1998.....................................................   577,500   28.80
                                                              ---------  ------
   Options exercised during fiscal:
    1996.....................................................   134,686  $10.96
    1997.....................................................   270,969   15.35
    1998.....................................................   216,904   18.78
                                                              ---------  ------
   Options expired or canceled during fiscal:
    1996.....................................................    58,050  $20.72
    1997.....................................................    61,520   20.46
    1998.....................................................    74,980   23.50
                                                              ---------  ------
   Options outstanding at the the end of fiscal:
    1996..................................................... 1,789,323  $21.69
    1997..................................................... 1,928,834   22.85
    1998..................................................... 2,214,450   24.79
                                                              =========  ======

  Certain other information regarding the Company's stock options follows:

                                      1998            1997            1996
                                ---------------- --------------- ---------------
Range of option prices for
options outstanding at the end
of the year...................  $16.58 to $31.94 $5.31 to $28.56 $5.31 to $28.56
Options exercisable at the end
 of the year..................      907,900          807,034         781,653
Range of exercise prices for
options exercised during the
year Option...................   $5.31 to $27.88 $7.94 to $27.88 $4.25 to $25.84
Options available for grant at
the end of the year...........      748,850         1,266,370        484,350
Weighted-average fair value of
options granted during the
year..........................       $13.79          $10.83          $12.10

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The following tables present certain additional information regarding options outstanding at September 30, 1998 (contractual life is expressed in whole years):

                   OPTIONS OUTSTANDING AT SEPTEMBER 30, 1998

                                                              WEIGHTED AVERAGE
                                                            --------------------
                                                             REMAINING
     RANGE OF                                               CONTRACTUAL EXERCISE
   EXERCISE PRICES                                 NUMBER      LIFE      PRICE
   ---------------                                --------- ----------- --------
   $16.56 - 18.50................................    98,800       3      $17.47
   $18.75 - 20.41................................   208,650       4       19.56
   $20.45 - 22.39................................   397,100       6       20.91
   $22.40 - 24.25................................   348,700       8       23.71
   $24.27 - 25.98................................   221,000       5       25.06
   $26.00 - 28.00................................   521,200       6       27.32
   $28.10 - 30.00................................   190,000       9       28.55
   $31.00 - 32.00................................   229,000       9       31.94
                                                  ---------     ---      ------
                                                  2,214,450       6      $24.79
                                                  =========     ===      ======

                   OPTIONS EXERCISABLE AT SEPTEMBER 30, 1998

                                                                        WEIGHTED
                                                                        AVERAGE
     RANGE OF                                                           EXERCISE
   EXERCISE PRICES                                              NUMBER   PRICE
   ---------------                                              ------- --------
   $16.56 - 18.50..............................................  72,800  $17.45
   $18.75 - 20.41.............................................. 111,100   19.52
   $20.45 - 22.39.............................................. 172,300   20.95
   $22.40 - 24.25..............................................  95,700   23.72
   $24.27 - 25.98.............................................. 115,000   24.96
   $26.00 - 28.00.............................................. 304,000   27.28
   $28.10 - 30.00..............................................  37,000   28.34
   $31.00 - 32.00..............................................     --        0
                                                                -------  ------
                                                                907,900  $23.71
                                                                =======  ======

  Options outstanding at September 30, 1998 consisted entirely of nonqualified stock options. The 1981 Plan allows participants to satisfy the exercise price on exercises of stock options by tendering to the Company shares of the Company's common stock already owned by the participants. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders' equity.

  During the years ended September 30, 1998, 1997 and 1996, the Company issued 12,000, 5,500 and 9,000 shares, respectively, of restricted stock under the 1981 Plan. Upon issuance of restricted stock, unearned compensation equivalent to the market value of the stock issued (determined on the date of grant) is charged to stockholders' equity and subsequently amortized against income over the periods during which the restrictions lapse ($366,300, $329,900 and $285,800 of compensation expense was recognized in 1998, 1997 and 1996, respectively). The restrictions generally relate to the recipient's ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment. The restrictions lapse over five years.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Pro Forma Disclosures

  As discussed in Note 1., above, the Company accounts for stock issued to employees and outside directors in accordance with APB No. 25. In October 1995, the Financial Accounting Standards Board adopted SFAS No. 123 --
 Accounting for Stock-Based Compensation. SFAS No. 123 prescribes an optional, fair-value based method of accounting for stock issued to employees and others. The Company's pro forma net income and net income per share in 1998, 1997 and 1996 using the Black-Scholes option valuation model for stock awards in those years follows, along with a summary of the significant assumptions used in the valuation (dollars in thousands, except earnings per share):

                                                       1998     1997     1996
                                                      -------  -------  -------
   Pro forma net income.............................. $50,418  $43,022  $39,218
   Pro forma net income per share:
    Basic............................................    1.96     1.67     1.53
    Diluted..........................................    1.93     1.66     1.51
   Assumptions used:
    Dividend yield...................................       0%       0%       0%
    Expected volatility..............................   24.22%   21.57%   28.50%
    Risk-free interest rate..........................    5.62%    6.50%    6.48%
    Expected life (years)............................     7.4     6.25     6.68
                                                      =======  =======  =======

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Additionally, option valuation models require the use of highly subjective assumptions including the expected volatility of the underlying stock price. Because the Company's stock options possess characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The pro forma effects of SFAS No. 123 on reported net income as presented above is not necessarily representative of the pro forma effects in future years.

5. SAVINGS, DEFERRED COMPENSATION AND PENSION PLANS

 Savings Plans

  The Company maintains employee savings plans (qualified 401(k) retirement plans) covering substantially all of the Company's domestic, nonunion employees. For the years ended September 30, 1998, 1997 and 1996, Company contributions to these plans totalled $9,568,700, $8,710,500 and $8,000,100, respectively.

 Deferred Compensation Plans

  The Company's Executive Security Plan ("ESP") and Executive Deferral Plans ("EDP") are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for the years ended September 30, 1998, 1997 and 1996 were $1,588,800, $1,672,600 and $1,781,200, respectively. Included in other deferred liabilities in the accompanying consolidated

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

balance sheets at September 30, 1998 and 1997 was $22,847,700 and $23,446,800,
respectively, relating to the ESP and EDP plans.

 Pension Plans

  In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totalled $4,025,300, $2,694,700 and $3,538,900 for the years ended September 30, 1998, 1997 and 1996, respectively.

  The Company's U.K. subsidiary sponsors a contributory defined benefit pension plan covering substantially all permanent, full-time employees at least 21 years of age. Benefits are based on length of service and the employee's highest average salary for any three consecutive years in the plan, or, if higher, the employee's salary in the final year in the plan. The Company's funding policy is to fund the actuarially-determined accrued benefits, allowing for projected compensation increases using the projected unit method. The following table presents the funded status of the plan as of September 30, 1998 and 1997 (in thousands):

                                                               1998     1997
                                                             --------  -------
   Fair value of plan assets................................ $122,449  $97,984
                                                             --------  -------
   Actuarial present value of benefit obligations (all
    vested).................................................  101,399   75,498
                                                             --------  -------
   Accumulated benefit obligation...........................  101,399   75,498
   Effect of projected compensation increases...............    4,458    3,478
                                                             --------  -------
   Projected benefit obligation.............................  105,857   78,976
                                                             --------  -------
   Plan assets in excess of projected benefit obligation....   16,592   19,008
   Unrecognized gains.......................................   (4,663)  (7,499)
                                                             --------  -------
   Prepaid pension asset.................................... $ 11,929  $11,509
                                                             ========  =======

  The components of net periodic pension cost for each of the years ended September 30, 1998, 1997 and 1996 were as follows (in thousands):

                                                     1998      1997      1996
                                                   --------  --------  --------
   Service costs.................................. $  2,451  $  1,484  $  1,258
   Interest.......................................    6,468     6,621     5,624
   Actual return on plan assets...................  (19,899)  (14,094)  (14,242)
   Net amortization and deferral..................   11,640     6,074     7,418
                                                   --------  --------  --------
   Net pension cost............................... $    660  $     85  $     58
                                                   ========  ========  ========

  The significant actuarial assumptions used in determining the funded status of the plan were as follows: weighted average discount rate -- 6.5 percent; weighted average rate of increase in compensation -- 4.5 percent; and, weighted average rate of return on pension assets -- 7.0 percent. At September 30, 1998, the majority of the plan's assets were invested in equity securities (primarily those of companies trading in the U.K. and other European stock markets) and fixed income securities.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. PROVISION FOR INCOME TAXES

  The Company's income tax expense includes income taxes currently payable, and income taxes deferred due to the temporary differences between the financial reporting and tax bases of its assets and liabilities.

  Consolidated income tax expense for the years ended September 30, 1998, 1997 and 1996 consisted of the following (in thousands):

                                                      1998     1997     1996
                                                     -------  -------  -------
   Taxes currently payable:
    Federal......................................... $25,873  $23,255  $22,927
    State...........................................   4,729    4,515    5,316
    Foreign.........................................   6,528    4,519    1,577
                                                     -------  -------  -------
                                                      37,130   32,289   29,820
                                                     -------  -------  -------
   Taxes deferred:
    Federal.........................................  (2,340)  (1,563)  (2,768)
    State...........................................    (391)    (172)    (591)
                                                     -------  -------  -------
                                                      (2,731)  (1,735)  (3,359)
                                                     -------  -------  -------
                                                     $34,399  $30,554  $26,461
                                                     =======  =======  =======

  Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The significant components of the Company's deferred tax assets (liabilities) at September 30, 1998 and 1997 were as follows (in thousands):

                                                               1998     1997
                                                              -------  -------
   Assets:
    Liabilities relating to employee benefit plans........... $27,177  $24,306
    Self-insurance reserves..................................   8,838   10,395
    Contract revenues and costs..............................  10,481    8,018
    Accruals for office consolidations and other special
     charges.................................................     161      344
    Other, net...............................................     150       50
                                                              -------  -------
    Total deferred tax assets................................  46,807   43,113
                                                              -------  -------
   Liabilities:
    Depreciation and amortization............................  (4,805)  (3,809)
    Unremitted foreign earnings..............................  (2,458)  (2,065)
    State income and franchise taxes.........................  (1,732)  (1,564)
    Other, net...............................................     --      (234)
                                                              -------  -------
    Total deferred tax liabilities...........................  (8,995)  (7,672)
                                                              -------  -------
   Net deferred tax asset.................................... $37,812  $35,441
                                                              =======  =======

  Included in "Other deferred liabilities" in the accompanying consolidated balance sheets at September 30, 1998 and 1997 are deferred tax liabilities of $7,606,700 and $4,910,900, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The reconciliations of the tax provisions recorded for the years ended September 30, 1998, 1997 and 1996 to those based on the federal statutory rate were as follows (in thousands):

                                                       1998     1997     1996
                                                      -------  -------  -------
   Statutory amount.................................. $31,075  $27,107  $23,388
   State taxes, net of the federal benefit...........   2,819    2,824    3,071
   Other, net........................................     505      623        2
                                                      -------  -------  -------
                                                      $34,399  $30,554  $26,461
                                                      =======  =======  =======
   Rate used to compute statutory amount.............   35.00%   35.00%   35.00%
                                                      =======  =======  =======

  For the years ended September 30, 1998, 1997 and 1996, the Company paid approximately $26,240,900, $32,038,000 and $30,940,000, respectively, in income taxes.

  For the years ended September 30, 1998, 1997 and 1996, consolidated income before income taxes included $26,591,300, $16,029,300 and $4,707,100, respectively, from foreign operations. U.S. income taxes, net of applicable credits, have been provided on the undistributed profits of foreign subsidiaries, except in those instances where such profits are expected to be permanently reinvested (the amount of such profits expected to be permanently reinvested totalled $7,830,800 at September 30, 1998). Should these earnings be repatriated, approximately $2,070,700 of income taxes would be payable.

7. COMMITMENTS AND CONTINGENCIES

  The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $105,152,400 at September 30, 1998 payable as follows (in thousands):

   Year ending September 30,
     1999............................................................. $ 27,856
     2000.............................................................   24,317
     2001.............................................................   17,961
     2002.............................................................   13,447
     2003.............................................................   11,649
     Thereafter.......................................................   34,760
                                                                       --------
                                                                        129,990
   Less -- amounts representing sublease income.......................   24,838
                                                                       --------
                                                                       $105,152
                                                                       ========

  Rent expense for the years ended September 30, 1998, 1997 and 1996 was approximately $29,393,000, $29,978,000 and $27,190,200, respectively, and was offset by sublease income of approximately $4,112,000, $2,780,000 and $2,313,500, respectively.

  The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  The Company has entered into an employment agreement expiring September 30, 2003 with the Chairman of its Board of Directors. The agreement provides for base payments of $432,000 per year to either the Chairman or, in the event of his death, his beneficiary. The agreement also provides that the Chairman may participate in any bonus plan sponsored by the Company, specifies certain promotional and other activities to be performed by the Chairman in the event he leaves employment with the Company and contains other provisions, including some intended to prevent the Chairman from entering into any form of competition with the Company.

  In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers' compensation, personal injury and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company's consolidated financial statements.

  Letters of credit outstanding at September 30, 1998 totalled approximately $53,839,600.

8. COMMON AND PREFERRED STOCK

  The Company is authorized to issue two classes of capital stock: common stock and preferred stock (each have a par value of $1.00 per share). The preferred stock may be issued in one or more series. The number of shares to be included in a series, as well as each series' designation, relative powers, dividend and other preferences, rights and qualifications, redemption provisions and restrictions are to be fixed by the Company's Board of Directors at the time such series are issued. Except as may be provided by the Board of Directors in a preferred stock designation, or otherwise provided for by statute, the holders of the Company's common stock have the exclusive right to vote for the election of Directors and all other matters requiring stockholder action. The holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors from whatever assets are legally available for that purpose.

  Pursuant to the Company's 1990 Stockholder Rights Plan, each outstanding share of common stock has attached to it one stock purchase right (a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one two-hundredth of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at the exercise price of $90 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

  The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. The Rights may be redeemed at $0.01 per Right by the Company in accordance with the Rights Plan. The Rights will expire on December 20, 2000, unless earlier exchanged or redeemed.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. OTHER FINANCIAL INFORMATION

  Accrued liabilities at September 30, 1998 and 1997 consisted of the following (in thousands):

                                                                1998     1997
                                                              -------- --------
   Accrued payroll and related liabilities................... $103,626 $ 86,330
   Insurance liabilities.....................................   23,154   26,903
   Other.....................................................   34,772    9,974
                                                              -------- --------
                                                              $161,552 $123,207
                                                              ======== ========

10. SUBSEQUENT EVENT

  In December 1998, the Company signed an agreement and plan of merger with the Sverdrup Corporation ("Sverdrup"). The agreement is subject to the approval of the shareholders of Sverdrup, as well as the expiration or termination of the Hart-Scott-Rodino Act waiting period. As a result of the transactions contemplated in the merger agreement, Sverdrup Corporation will become, upon closing of the transaction, a wholly-owned subsidiary of the Company. Total consideration to be paid by the Company at closing will be approximately $198,000,000. The Company intends to finance the merger price through a combination of bank borrowings (under a new, long-term revolving credit facility) and internal funds. The merger agreement also requires the Company to pay additional cash consideration to the former shareholders of Sverdrup at each of the first three anniversaries of closing if the stock price of the Company exceeds certain minimum prices as specified in the merger agreement. These future payments in total cannot exceed $31,000,000. The merger will be accounted for as a purchase, and is expected to be completed early in the second quarter of fiscal 1999.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. QUARTERLY DATA -- UNAUDITED

  Summarized quarterly financial information for the years ended September 30, 1998, 1997 and 1996 is presented below (in thousands, except per-share amounts):

                                   FIRST    SECOND   THIRD    FOURTH    FISCAL
                                  QUARTER  QUARTER  QUARTER  QUARTER     YEAR
                                  -------- -------- -------- -------- ----------
1998
Revenues......................... $506,359 $524,776 $525,034 $544,976 $2,101,145
Income before taxes..............   21,001   21,838   22,753   23,192     88,784
Net income.......................   12,810   13,320   13,880   14,375     54,385
Earnings per share:
 Basic...........................      .50      .52      .54      .56       2.12
 Diluted.........................      .49      .51      .53      .55       2.08
Stock price:
 High............................   31.000   32.375   34.250   33.250     34.250
 Low.............................   24.688   24.750   29.500   25.125     24.688
                                  -------- -------- -------- -------- ----------
1997
Revenues......................... $433,649 $437,735 $430,177 $479,055 $1,780,616
Income before taxes..............   17,997   18,907   19,818   20,727     77,449
Net income.......................   10,870   11,420   11,970   12,635     46,895
Earnings per share:
 Basic...........................      .42      .44      .47      .49       1.82
 Diluted.........................      .42      .44      .46      .48       1.80
Stock price:
 High............................   25.000   28.500   27.875   32.563     32.563
 Low.............................   21.250   23.500   23.250   26.250     21.250
                                  -------- -------- -------- -------- ----------
1996
Revenues......................... $471,121 $487,021 $436,820 $404,008 $1,798,970
Income before taxes..............   15,811   16,358   17,185   17,467     66,821
Net income.......................    9,550    9,880   10,380   10,550     40,360
Earnings per share:
 Basic...........................      .37      .39      .40      .41       1.58
 Diluted.........................      .37      .38      .40      .41       1.56
Stock price:
 High............................   25.375   29.375   28.375   27.375     29.375
 Low.............................   21.500   24.750   25.625   19.625     19.625
                                  -------- -------- -------- -------- ----------

  Effective October 1, 1997, the Company adopted SFAS No. 128 -- Earnings per Share. Earnings per share for prior years have been restated to conform to the provisions of SFAS No. 128.

  The Company's common stock is listed on the New York Stock Exchange. At September 30, 1998, there were 1,352 shareholders of record.

                         REPORT OF ERNST & YOUNG LLP,
                             INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

  We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
November 4, 1998,
 except for Note 10 as to which the date is December 21, 1998

             MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING

  The consolidated financial statements and other information included in this appendix to this proxy statement have been prepared by management, which is responsible for their fairness, integrity, and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and contain some amounts that are based upon management's best estimates and judgment. The other financial information contained in this appendix has been prepared in a manner consistent with the preparation of the financial statements.

  In meeting its responsibility for the fair presentation of the Company's financial statements, management necessarily relies on the Company's system of internal accounting controls. This system is designed to provide reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's instructions and are properly recorded in the Company's books and records. The concept of reasonable assurance is based on the recognition that in any system of internal controls, there are certain inherent limitations and that the cost of such systems should not exceed the benefits to be derived. We believe the Company's system of internal accounting controls is cost-effective and provides reasonable assurance that material errors and irregularities will be prevented, or detected and corrected on a timely basis.

  The Company's consolidated financial statements have been audited by independent auditors, whose report thereon was based on examinations conducted in accordance with generally accepted auditing standards and is presented on the preceding page. As part of their audit, the independent auditors perform a review of the Company's system of internal accounting controls for the purpose of determining the amount of reliance to place on those controls relative to the audit tests they perform.

  The Company's Board of Directors, through its Audit Committee which is composed entirely of nonemployee directors, meets regularly with both management and the independent auditors to review the Company's financial results and to ensure that both management and the independent auditors are properly performing their respective functions.

--------------------------------------------------------------------------------

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 9, 1999

                         JACOBS ENGINEERING GROUP INC.

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 9, 1999, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


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                             FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as  [X]
                                                             indicated in
                                                             this example

IF ANY OF THE FOLLOWING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOLLOWING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2 AND 3. ON OTHER MATTERS PRESENTED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT.
                                                         WITHHELD
1. To elect Dr. Joseph J. Jacobs,               FOR       FOR ALL
   Dr. Dale R. Laurance and Linda Fayne         [_]         [_]
   Levinson as directors.

2. To approve amendments to 1989                FOR       AGAINST     ABSTAIN
   Employee Stock Purchase Plan.                [_]         [_]         [_]

3. To approve Ernst & Young LLP                 FOR       AGAINST     ABSTAIN
   as auditors.                                 [_]         [_]         [_]


(To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)
-------------------------------------------------------------------------------

Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated January 4, 1999, including Appendix A thereto, is hereby acknowledged. Please vote my
(our) shares as indicated above.

Signature(s) ___________________________ Date _________________, 1999

NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.